Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-141739

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 16, 2007)
Issued April 26, 2007

6,000,000 Shares

Common Stock

We are offering 6,000,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “ALXA.” The last reported sale price of the common stock on the Nasdaq Global Market on April 26, 2007 was $10.56 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Share	Total
Public offering price	$10.250	$61,500,000
Underwriting discounts and commissions	$0.615	$3,690,000
Proceeds, before expenses, to us	$9.635	$57,810,000

The underwriters have an option to purchase from us a maximum of 900,000 additional shares within 30 days from the date of this prospectus supplement to cover over-allotments of shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about May 2, 2007.

Merrill Lynch & Co.	Morgan Stanley

Pacific Growth Equities, LLC	RBC Capital Markets

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is current as of the date such information is presented, regardless of the time of delivery of this prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections entitled “Where You Can Find More Information” and “Incorporation By Reference” below.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-141739) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings up to a total of $150.0 million.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Alexza,” “we,” “us,” or “our” refer to Alexza Pharmaceuticals, Inc., a Delaware corporation.

The names “Alexza” and “Staccato” are our trademarks. We have registered the trademarks “Alexza Pharmaceuticals,” “Alexza” and “Staccato” with the U.S. Patent and Trademark Office. All other trademarks, trade names and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

SUMMARY

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Alexza Pharmaceuticals, Inc.

Overview

We are an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. We currently have one product candidate that has completed a Phase IIb clinical trial, one product candidate that has completed a Phase IIa clinical trial, one product candidate that is in a Phase IIa proof-of-concept clinical trial and one product candidate that has completed a Phase I clinical trial. Our technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous, or IV, administration but with greater ease, patient comfort and convenience.

We have identified approximately 200 drug compounds that have demonstrated initial vaporization feasibility for delivery with our technology. We believe that a number of these drug compounds, when delivered by the Staccato system, will have a desirable therapeutic profile for the treatment of acute and intermittent conditions. We are initially focusing on developing proprietary products by combining our Staccato system with small molecule drugs that have been in use for many years and are well characterized to create aerosolized forms of these drugs. We believe that we will be able to reduce the development time and risks associated with our product candidates, compared to the development of new chemical entities.

Our clinical-stage product candidates are:

•	AZ-001 (Staccato prochlorperazine). We are developing AZ-001 to treat patients suffering from acute migraine headaches. In March 2007, we announced positive initial results from an outpatient, multi-center, randomized, double blind, placebo-controlled Phase IIb clinical trial of AZ-001 in 400 migraine patients. All three doses of AZ-001 met the primary endpoint of statistically significant 2-hour pain relief, compared to placebo. In the two highest doses studied, AZ-001 also showed a statistically significant difference in achieving a pain-free response at two hours, as compared with placebo. AZ-001 also demonstrated rapid onset of pain relief, with statistically significant pain response in 15 minutes for the 7.5 mg dose and statistically significant pain responses for all three doses at 30 minutes. AZ-001 also showed a sustained pain-free response, with statistically significant elimination of pain at 24 hours post-dose at the two highest studied doses. Over the 2-hour period post-dose, statistically significant benefits were also seen in the reduction of photophobia, phonophobia and nausea.

•	AZ-004 (Staccato loxapine). We are developing AZ-004 for the treatment of acute agitation in patients with schizophrenia. In March 2007, we announced positive initial results from a multi-center, randomized, double-blind, placebo-controlled Phase IIa clinical trial in 120 patients in an in-patient clinical setting. The 10 mg dose of AZ-004 met the primary endpoint of the clinical trial, which was a statistically significant reduction in the measure of agitation from baseline to the 2-hour post-dose time point, as compared to placebo. The 10 mg dose of AZ-004 also exhibited a rapid onset of effect, with a statistically significant improvement in the PANSS (Positive and Negative Symptom Scale) Excited Component (PEC) scores at 20 minutes post-dose, as compared to placebo. The effectiveness of the 10 mg dose was sustained throughout the 24-hour study period, as compared to placebo, without the need to administer any rescue medications. AZ-004 has been licensed to Symphony Allegro, and we have the right to repurchase all rights to this product candidate.

•	AZ-002 (Staccato alprazolam). We are developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. In April 2006, we initiated an in-clinic, 36 patient, multi-center, double-blind, placebo-controlled, Phase IIa proof-of-concept clinical trial in patients with panic disorder. As a result of observing greater than expected levels of sedation in the first two patients enrolled in the trial, we reduced the dose of AZ-002, modified the AZ-002 device, manufactured and released new clinical trial materials for the trial, and added two additional study sites to the study group. In April 2007, we re-initiated dosing in the clinical trial with the lower dose of AZ-002. AZ-002 has been licensed to Symphony Allegro, and we have the right to repurchase all rights to this product candidate.

•	AZ-003 (Staccato fentanyl). We are developing AZ-003 for the treatment of patients with acute pain, including patients with breakthrough cancer pain and postoperative patients with acute pain episodes. In December 2006, we completed enrollment and announced initial results of a Phase I clinical trial of AZ-003 in opioid naïve healthy subjects.

Market Opportunity for Acute and Intermittent Conditions

Acute and intermittent medical conditions are characterized by a rapid onset of symptoms that are temporary and severe, and that occur at irregular intervals, unlike the symptoms of chronic medical conditions that continue at a relatively constant level over time. Approved drugs for the treatment of many acute and intermittent conditions, such as triptans to treat migraine headaches and benzodiazepines to treat anxiety, are typically delivered either in tablets or by injection. Traditional inhalation technologies are also being developed to treat these conditions. These delivery methods have the following advantages and disadvantages:

•	Oral Tablets. Oral tablets or capsules are convenient and cost effective, but they generally do not provide rapid onset of action. Oral tablets may require at least one to four hours to achieve peak plasma levels. Also, some drugs, if administered as a tablet or capsule, do not achieve adequate or consistent bioavailability due to the degradation of the drug by the stomach or liver or inability to be absorbed into the bloodstream.

•	Injections. IV injections provide a rapid onset of action and can sometimes be used to titrate potent drugs with very rapid changes in effect. Titration refers to the ability of a patient to self-administer an initial dose of medication and then determine if the medication is effective. If the medication is effective, no further dosing is required. However, if the medication is not yet effective, the patient can administer another dose and repeat this process until the patient determines that the medication has had an adequate effect. However, IV injections generally are administered by trained medical personnel in a medical care setting. Other forms of injections result in an onset of action that is generally substantially slower than IV injection, although often faster than oral administration. All forms of injections are invasive, can be painful to some patients and are often expensive. In addition, many drugs are not water soluble and can be difficult to formulate in an injectable form.

•	Traditional Inhalation. Traditional dry powder and aerosolized inhalation delivery systems have been designed and used primarily for delivery of drugs to the lung airways, not the deep lung for rapid systemic drug delivery. Certain recent variants of these systems, however, can provide systemic delivery of drugs, either for the purpose of rapid onset of action or to enable noninvasive delivery of drugs that are not orally bioavailable. Nevertheless, most of these systems have difficulty in generating appropriate drug particle sizes or consistent emitted doses for deep lung delivery. To achieve appropriate drug particle sizes and consistent emitted doses, most traditional inhalation systems require the use of excipients and additives such as detergents, stabilizers and solvents, which may potentially cause toxicity or allergic reactions. Many traditional inhalation devices require patient coordination to deliver the correct drug dose, leading to potentially wide variations in the drug delivered to a patient.

As a result of these limitations, we believe there is a significant unmet medical and patient need for products for the treatment of acute and intermittent conditions that can be delivered in precise amounts, provide rapid therapeutic onset, and are noninvasive and easy to use.

Our Solution: Staccato Technology

Our Staccato technology rapidly vaporizes unformulated drug compound to form a proprietary condensation aerosol that is inhaled and rapidly achieves systemic blood circulation via deep lung absorption. The Staccato system consistently creates aerosol particles averaging one to three and one-half microns in size, which is the proper size for deep lung inhalation and absorption into the bloodstream.

We believe our Staccato technology matches delivery characteristics and product attributes to patient needs for acute and intermittent conditions, and has the following advantages:

•	Rapid Onset. The aerosol produced with the Staccato system is designed to be rapidly absorbed through the deep lung with a speed of therapeutic onset comparable to IV administration, generally achieving peak plasma levels of drug in two to five minutes.

•	Ease of Use. The Staccato system is breath actuated and a patient simply inhales to administer the drug dose. Unlike injections, the Staccato system is noninvasive and does not require caregiver assistance. The aerosol produced with the Staccato system is relatively insensitive to patient inhalation rates. Unlike many other inhalation technologies, the patient does not need to learn a special breathing pattern. In addition, the Staccato device is small and easily portable.

•	Consistent Particle Size and Dose. The Staccato system uses rapid heating of the drug film to create consistent and appropriate particle sizes for deep lung inhalation and absorption into the bloodstream. The Staccato system also produces a consistent high emitted dose, regardless of the patient’s breathing pattern.

•	Broad Applicability. We have screened over 400 drugs and approximately 200 have exhibited initial vaporization feasibility using our Staccato technology. The Staccato technology can deliver both water soluble and water insoluble drugs. Staccato technology eliminates the need for excipients and additives such as detergents, stabilizers and solvents, avoiding the side effects that may be associated with the excipients or additives.

•	Design Flexibility. The Staccato technology can incorporate lockout and multiple dose features, potentially enhancing safety, convenience of patient titration and a variety of administration regimens.

Our Agreement with Symphony Capital

In December 2006, we entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004, Staccato loxapine. Pursuant to the agreements, Symphony Capital LLC, a wholly owned subsidiary of Symphony Holdings LLC, and its investors have invested $50.0 million to form Symphony Allegro, Inc., or Symphony Allegro, to fund additional clinical and nonclinical development of Staccato alprazolam and Staccato loxapine. We have exclusively licensed to Symphony Allegro certain intellectual property rights related to Staccato alprazolam and Staccato loxapine. We have retained manufacturing rights to these two product candidates. We continue to be primarily responsible for the development of these two product candidates in accordance with a development plan and related development budgets. Pursuant to the agreements, we have an exclusive purchase option that gives us the right, but not the obligation, to acquire all, but not less than all, of the equity of Symphony Allegro, and reacquire the intellectual property rights that we licensed to Symphony Allegro. This purchase option is exercisable at predetermined prices between December 1, 2007 and December 1, 2010, subject to an earlier exercise right in limited circumstances. The purchase option exercise price may be paid in cash or in a combination of cash and our common stock, in our sole discretion, provided that the common stock portion may not exceed the lesser of (1) 40% of the purchase option exercise price or (2) 10% of our common stock issued and outstanding as of the purchase option closing date. If we pay a portion of the purchase option exercise price in shares of our common stock, we will be required to register the resale of such shares under a registration statement pursuant to the terms of a registration rights agreement. If we do not exercise our purchase option by December 1, 2010, Symphony Allegro will retain its exclusive license to develop and commercialize Staccato alprazolam and Staccato loxapine for all indications, and we will manufacture and sell Staccato alprazolam and Staccato loxapine to Symphony Allegro or its sublicensee for those purposes. Pursuant to a warrant purchase agreement, we issued to Symphony Allegro Holdings, LLC a warrant with a five-year term to purchase 2,000,000 shares of our common stock at $9.91 per share.

We have incurred significant losses since our inception. We recognized net losses of $41.8 million, $32.4 million and $16.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, we had a deficit accumulated during development stage of $119.0 million. We expect our net losses to increase as we continue our existing and planned preclinical studies and clinical trials, expand our research and development efforts, expand our manufacturing development efforts, relocate our main operations and construct a current good manufacturing practice compliant pilot manufacturing facility, and continue to add the necessary infrastructure to support our operations as a public company.

Our Corporate Information

Alexza was incorporated in Delaware in December 2000. The address of our principal executive office is 1020 East Meadow Circle, Palo Alto, California 94303, and our telephone number is (650) 687-3900. Our website address is www.alexza.com. Alexza does not incorporate the information on its website into this prospectus supplement and the accompanying prospectus, and you should not consider it part of this prospectus supplement and accompanying prospectus.

The Offering

Common stock offered by us	6,000,000 shares

Common stock to be outstanding after the offering	29,899,038 shares

Use of Proceeds	We currently anticipate that the net proceeds from the sale of the common stock will be used primarily for research and development of our product candidates with a primary focus on additional AZ-001 development, including preclinical testing and additional supportive clinical trials, for preclinical and clinical development of future product candidates not yet in clinical trials, and for working capital and general corporate purposes. See “Use of Proceeds” on page S-29.

Risk Factors	See “Risk Factors” beginning on page S-9 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Global Market symbol	ALXA

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of March 31, 2007 and excludes:

•	2,748,011 shares of common stock issuable upon exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $5.72 per share;

•	34,080 shares of common stock issuable upon exercise of outstanding restricted stock units granted under our equity incentive plans;

•	2,015,720 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $9.89 per share;

•	990,097 shares of common stock available for grant under our 2005 Equity Incentive Plan and 2005 Non-Employee Directors’ Stock Option Plan;

•	606,511 shares of common stock available for sale under our 2005 Employee Stock Purchase Plan; and

•	automatic annual increases in the number of shares reserved for issuance under our 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan.

Unless otherwise stated, information throughout this prospectus supplement and the accompanying prospectus excludes such outstanding options or warrants to purchase shares of common stock and assumes that the underwriters do not exercise their over-allotment option to purchase up to 900,000 additional shares of common stock from us in the offering.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated statements of operations data. This data, which is derived from our audited consolidated financial statements, should be read in conjunction with our audited consolidated financial statements and related notes and statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Historical results are not necessarily indicative of operating results to be expected in the future.

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)

Consolidated Statement of Operations Data:
Revenue	$1,028	$2,230	$2,436
Operating expenses:
Research and development(2)	36,494	26,235 (1)	15,147
General and administrative(2)	9,969	9,654 (1)	4,155

Total operating expenses(2)	46,463	35,889	19,302

Loss from operations	(45,435)	(33,659)	(16,866)
Interest and other income and interest expense, net	1,909	1,257	241

Loss before noncontrolling interest in Symphony Allegro, Inc.	(43,526)	(32,402)	(16,625)
Loss attributed to noncontrolling interest in Symphony Allegro, Inc.	1,720	—	—

Net loss	$(41,806)	$(32,402)	$(16,625)

Basic and diluted net loss per common share	$(2.13)	$(18.98)	$(11.41)

Shares used to compute basic and diluted net loss per common share	19,584	1,707	1,457

(1)	During the year ended December 31, 2005, we recorded compensation expense in relation to the extinguishment of officer notes receivable, representing $875,000 of research and development expense and $3.1 million of general and administrative expense.

(2)	Includes stock-based compensation as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Research and development	$1,770	$168	$59
General and administrative	447	873	—

Total	$2,217	$1,041	$59

The following table sets forth our consolidated balance sheet data as of December 31, 2006 on an actual basis and on an as adjusted basis to give effect to the sale of 6,000,000 shares of common stock in this offering at the public offering price of $10.25 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

	As of
	December 31, 2006
	Actual	As Adjusted
		(Unaudited)
	(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$42,623	$99,933
Investments held by Symphony Allegro, Inc.	49,956	49,956
Working capital	79,649	136,959
Total assets	105,766	163,076
Noncurrent portion of equipment financing obligations	5,865	5,865
Deficit accumulated during development stage	(118,976)	(118,976)
Total stockholders’ equity	49,774	107,084

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our historical financial statements and related notes, before deciding whether to purchase shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. The occurrence of any of the following risks could harm our business, financial condition or prospects. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.

We are not profitable and have incurred significant net losses in each year since our inception, including net losses of $41.8 million, $32.4 million and $16.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, we had a deficit accumulated during development stage of $119.0 million. We expect our expenses to increase as we continue our existing and planned preclinical studies and clinical trials, expand our research and development efforts, expand our manufacturing development efforts, relocate our main operations and construct a current good manufacturing practice compliant pilot manufacturing facility, and continue to add the necessary infrastructure to support our operations as a public company. As a result, we expect to incur substantial and increasing net losses and negative cash flow for the foreseeable future. These losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity (deficit) and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Currently, we have no products approved for commercial sale, and to date we have not generated any product revenue. We have financed our operations primarily through the sale of equity securities, capital lease and equipment financing and government grants. The size of our future net losses will depend, in part, on the rate of growth of our expenses and the rate of growth, if any, of our revenues. Revenues from potential strategic partnerships are uncertain because we may not enter into any strategic partnerships, and we do not expect any government grant revenue in 2007. If we are unable to develop and commercialize one or more of our product candidates or if sales revenue from any product candidate that receives marketing approval is insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability.

We are a development stage company. Our success depends substantially on our lead product candidates. If we do not develop commercially successful products, we may be forced to cease operations.

You must evaluate us in light of the uncertainties and complexities affecting a development stage pharmaceutical company. We have not yet commenced Phase III clinical trials for any of our product candidates. Each of our product candidates is at an early stage of development and will be unsuccessful if it:

•	does not demonstrate acceptable safety and efficacy in preclinical studies and clinical trials or otherwise does not meet applicable regulatory standards for approval;

•	does not offer therapeutic or other improvements over existing or future drugs used to treat the same or similar conditions;

•	is not capable of being produced in commercial quantities at an acceptable cost, or at all; or

•	is not accepted by patients, the medical community or third party payors.

Our ability to generate product revenue in the future is dependent on the successful development and commercialization of our product candidates. We have not proven our ability to develop and commercialize products. Problems frequently encountered in connection with the development and utilization of new and unproven technologies and the competitive environment in which we operate might limit our ability to develop commercially successful products. We do not expect any of our current product candidates to be commercially available before 2011, if at all. If we are unable to make our product candidates commercially available, we will not generate product revenues, and we will not be successful.

We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.

We will need to raise additional capital to fund our operations, to develop our product candidates and to develop our manufacturing capabilities. Our future capital requirements will be substantial and will depend on many factors including:

•	the scope, rate of progress, results and costs of our preclinical studies, clinical trials and other research and development activities, and our manufacturing development and commercial manufacturing activities;

•	the amount and timing of payments from Symphony Allegro related to the development of Staccato alprazolam and Staccato loxapine;

•	the amount and timing of any payments to Symphony Allegro related to the repurchase of rights to Staccato alprazolam and Staccato loxapine;

•	the cost, timing and outcomes of regulatory proceedings;

•	the cost and timing of developing sales and marketing capabilities;

•	the cost and timing of developing manufacturing capacity;

•	revenues received from any future products;

•	payments received under any strategic partnerships;

•	the filing, prosecution and enforcement of patent claims;

•	the costs associated with building out and moving to our new facility in 2007 and 2008; and

•	the costs associated with commercializing our product candidates, if they receive regulatory approval.

We anticipate that existing cash, cash equivalents and marketable securities, along with interest earned thereon, the net proceeds from this offering, payments expected to be received from Symphony Allegro, proceeds from stock option exercises and purchases under our Employee Stock Purchase Plan, will enable us to maintain our currently planned operations through the middle of 2009. Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. We may be unable to raise sufficient additional capital on terms favorable to us, or at all. If we fail to raise sufficient funds, we will have to delay development programs or reduce or cease operations, or we may be required to enter into a strategic partnership at an earlier stage of development than currently anticipated. Our estimates of future capital use are uncertain, and changes in our development plans, payments received from Symphony Allegro, partnering activities, regulatory requirements and other developments may increase our rate of spending and decrease the amount of time our available resources will fund our operations.

We may never be able to generate a sufficient amount of product revenue to cover our expenses. Until we do, we expect to finance our future cash needs through public or private equity offerings, debt financings, strategic partnerships or licensing arrangements, as well as interest income earned on cash balances and proceeds from stock option exercises and purchases under our Employee Stock Purchase Plan. Any financing transaction may contain unfavorable terms. If we raise additional funds by issuing equity securities, our stockholders’ equity will be diluted. If we raise additional funds through strategic partnerships, we may be required to relinquish rights to our product candidates or technologies, or to grant licenses on terms that are not favorable to us.

Unless our preclinical studies demonstrate the safety of our product candidates, we will not be able to commercialize our product candidates.

To obtain regulatory approval to market and sell any of our product candidates, we must satisfy the FDA and other regulatory authorities abroad, through extensive preclinical studies, that our product candidates are safe. Our Staccato technology creates condensation aerosols from drug compounds, and there currently are no approved products that use a similar method of drug delivery. Companies developing other inhalation products have not defined or successfully completed the types of preclinical studies we believe will be required for submission to regulatory authorities as we seek approval to conduct our clinical trials. We may not conduct the types of preclinical testing eventually required by regulatory authorities, or the preclinical tests may indicate that our product candidates are not safe for use in humans. Preclinical testing is expensive, can take many years and have an uncertain outcome. In addition, success in initial preclinical testing does not ensure that later preclinical testing will be successful. We may experience numerous unforeseen events during, or as a result of, the preclinical testing process, which could delay or prevent our ability to develop or commercialize our product candidates, including:

•	our preclinical testing may produce inconclusive or negative safety results, which may require us to conduct additional preclinical testing or to abandon product candidates that we believed to be promising;

•	our product candidates may have unfavorable pharmacology, toxicology or carcinogenicity; and

•	our product candidates may cause undesirable side effects.

Any such events would increase our costs and could delay or prevent our ability to commercialize our product candidates, which could adversely impact our business, financial condition and prospects.

Preclinical studies indicated possible adverse impact of pulmonary delivery of AZ-001.

In our daily dosing animal toxicology studies of prochlorperazine, the active pharmaceutical ingredient, or API, in AZ-001, we detected changes to, and increases of, the cells in the upper airway of the test animals. The terms for these changes and increases are “squamous metaplasia” and “hyperplasia,” respectively. We also observed lung inflammation in some animals. These findings occurred in daily dosing studies at doses that were proportionately substantially greater than any dose we expect to continue to develop or commercialize. In subsequent toxicology studies of AZ-001 involving intermittent dosing consistent with its intended use, we detected lower incidence and severity of the changes to, and increases of, the cells in the upper airway of the test animals compared to the daily dosing results. We did not observe any lung inflammation with intermittent dosing. These findings suggest that the delivery of the pure drug compound of AZ-001 at the proportionately higher doses used in daily dosing toxicology studies may cause adverse consequences if we were to administer prochlorperazine chronically for prolonged periods of time. If we observe these findings in our clinical trials of AZ-001, it could prevent further development or commercialization of AZ-001.

Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.

To date, we have not completed all the clinical trials necessary to support an application with the FDA for approval to market any of our product candidates. Current and planned clinical trials may be delayed or terminated as a result of many factors, including:

•	delays or failure in reaching agreement on acceptable clinical trial contracts or clinical trial protocols with prospective sites;

•	regulators or institutional review boards may not authorize us to commence a clinical trial;

•	regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or concerns about patient safety;

•	we may suspend or terminate our clinical trials if we believe that they expose the participating patients to unacceptable health risks;

•	we may experience slower than expected patient enrollment or lack of a sufficient number of patients that meet the enrollment criteria for our clinical trials;

•	patients may not complete clinical trials due to safety issues, side effects, dissatisfaction with the product candidate, or other reasons;

•	we may have difficulty in maintaining contact with patients after treatment, preventing us from collecting the data required by our study protocol;

•	product candidates may demonstrate a lack of efficacy during clinical trials;

•	we may experience governmental or regulatory delays, failure to obtain regulatory approval or changes in regulatory requirements, policy and guidelines; and

•	we may experience delays in our ability to manufacture clinical trial materials in a timely manner as a result of ongoing process and design enhancements to our Staccato system and the planned move to a new facility in 2007 and 2008.

Any delay in commencing or completing clinical trials for our product candidates would delay commercialization of our product candidates and harm our business, financial condition and prospects. It is possible that none of our product candidates will successfully complete clinical trials or receive regulatory approval, which would severely harm our business, financial condition and prospects.

If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.

Our product candidates are in preclinical and clinical development and have not received regulatory approval from the FDA or any foreign regulatory authority. The clinical development and regulatory approval process is extremely expensive and takes many years. The timing of any approval cannot be accurately predicted. If we fail to obtain regulatory approval for our current or future product candidates, we will be unable to market and sell them and therefore may never be profitable.

As part of the regulatory process, we must conduct clinical trials for each product candidate to demonstrate safety and efficacy to the satisfaction of the FDA and other regulatory authorities abroad. The number and design of clinical trials that will be required varies depending on the product candidate, the condition being evaluated, the trial results and regulations applicable to any particular product candidate.

Prior clinical trial program designs and results are not necessarily predictive of future clinical trial designs or results. Initial results may not be confirmed upon full analysis of the detailed results of a trial. Product candidates in later stage clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials with acceptable endpoints. Prior clinical trial program designs and results are not necessarily predictive of future clinical trial designs or results.

If our product candidates fail to show a clinically significant benefit compared to placebo, they will not be approved for marketing.

Device failure rates higher than we anticipate may result in clinical trials that do not meet their specific efficacy endpoints. We experienced a 3% device failure rate in our Phase IIa clinical trial of AZ-001, which caused some of the results to be not statistically significant. We experienced a device failure rate in our Phase IIb clinical trial of AZ-001 of less than 1%. Device failures or improper device use by patients may impact the results of future trials. The design of our clinical trials is based on many assumptions about the expected effect of our product candidates, and if those assumptions prove incorrect, the clinical trials may not produce statistically significant results. In addition, because we are developing AZ-002 for a novel indication, and may develop future product candidates for other novel indications, and because our Staccato technology is not similar to other approved drug delivery methods, there is no clear precedent for the application of detailed regulatory requirements to our product candidates. We cannot assure you that the design of, or data collected from, the clinical trials of our product candidates will be sufficient to support the FDA and foreign regulatory approvals.

Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.

The FDA and other foreign regulatory agencies can delay, limit or deny marketing approval for many reasons, including:

•	a product candidate may not be considered safe or effective;

•	the manufacturing processes or facilities we have selected may not meet the applicable requirements; and

•	changes in their approval policies or adoption of new regulations may require additional work on our part.

Any delay in, or failure to receive or maintain, approval for any of our product candidates could prevent us from ever generating meaningful revenues or achieving profitability.

Our product candidates may not be approved even if they achieve their endpoints in clinical trials. Regulatory agencies, including the FDA, or their advisors may disagree with our trial design and our interpretations of data from preclinical studies and clinical trials. Regulatory agencies may change requirements for approval even after a clinical trial design has been approved. Regulatory agencies also may approve a product candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we fail to comply with continuing regulations, we could lose these approvals, and the sale of any future products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the FDA or a foreign regulatory authority could condition approval on conducting additional costly post-approval studies or could limit the scope of our approved labeling. Moreover, the product may later cause adverse effects that limit or prevent its widespread use, force us to withdraw it from the market or impede or delay our ability to obtain regulatory approvals in additional countries. In addition, we will continue to be subject to FDA review and periodic inspections to ensure adherence to applicable regulations. After receiving marketing approval, the FDA imposes extensive regulatory requirements on the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product.

If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities or previously unknown problems with any future products, suppliers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, suppliers or manufacturing processes;

•	warning letters or untitled letters;

•	civil or criminal penalties or fines;

•	injunctions;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production; and

•	refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

If we do not produce our devices cost effectively, we will never be profitable.

Our Staccato system based product candidates contain electronic and other components in addition to the active pharmaceutical ingredients. As a result of the cost of developing and producing these components, the cost to produce our product candidates, and any approved products, will likely be higher per dose than the cost to produce intravenous or oral tablet products. This increased cost of goods may prevent us from ever selling any products at a profit. In addition, we are developing single dose and multiple dose versions of our Staccato system. Developing multiple versions of our Staccato system may reduce or eliminate our ability to achieve manufacturing economies of scale. In addition, developing multiple versions of our Staccato system reduces our ability to focus development resources on each version, potentially reducing our ability to effectively develop any particular version. We expect to continue to modify each of our product candidates throughout their clinical development to improve their performance, dependability, manufacturability and quality. Some of these modifications may require additional regulatory review and approval, which may delay or prevent us from conducting clinical trials. The development and production of our technology entail a number of technical challenges, including achieving adequate dependability, that may be expensive or time consuming to solve. Any delay in or failure to develop and manufacture any future products in a cost effective way could prevent us from generating any meaningful revenues and prevent us from becoming profitable.

We rely on third parties to conduct our preclinical studies and our clinical trials. If these third parties do not perform as contractually required or expected, we may not be able to obtain regulatory approval for our product candidates, or we may be delayed in doing so.

We do not have the ability to conduct preclinical studies or clinical trials independently for our product candidates. We must rely on third parties, such as contract research organizations, medical institutions, academic institutions, clinical investigators and contract laboratories, to conduct our preclinical studies and clinical trials. We are responsible for confirming that our preclinical studies are conducted in accordance with applicable regulations and that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. The FDA requires us to comply with regulations and standards, commonly referred to as good laboratory practices, or GLP, for conducting and recording the results of our preclinical studies and good clinical practices for conducting, monitoring, recording and reporting the results of clinical trials, to assure that data and reported results are accurate and that the clinical trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, do not meet expected deadlines, fail to comply with the FDA’s good clinical practice regulations, do not adhere to our clinical trial protocols or otherwise fail to generate reliable clinical data, we may need to enter into new arrangements with alternative third parties and our clinical trials may be extended, delayed or terminated or may need to be repeated, and we may not be able to obtain regulatory approval for or commercialize the product candidate being tested in such trials.

Problems with the third parties that manufacture the active pharmaceutical ingredients in our product candidates may delay our clinical trials or subject us to liability.

We do not currently own or operate manufacturing facilities for clinical or commercial production of the API used in any of our product candidates. We have no experience in drug manufacturing, and we lack the resources and the capability to manufacture any of the APIs used in our product candidates, on either a clinical or commercial scale. As a result, we rely on third parties to supply the API used in each of our product candidates. We expect to continue to depend on third parties to supply the API for our lead product candidates and any additional product candidates we develop in the foreseeable future.

An API manufacturer must meet high precision and quality standards for that API to meet regulatory specifications and comply with regulatory requirements. A contract manufacturer is subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign authorities to ensure strict compliance with current good manufacturing practice, or cGMP, and other applicable government regulations and corresponding foreign standards. Additionally, a contract manufacturer must pass a pre-approval inspection by the FDA to ensure strict compliance with cGMP prior to the FDA’s approval of any product candidate for marketing. A contract manufacturer’s failure to conform with cGMP could result in the FDA’s refusal to approve or a delay in the FDA’s approval of a product candidate for marketing. We are ultimately responsible for confirming that the APIs used in our product candidates are manufactured in accordance with applicable regulations.

Our third party suppliers may not carry out their contractual obligations or meet our deadlines. In addition, the API they supply to us may not meet our specifications and quality policies and procedures. If we need to find alternative suppliers of the API used in any of our product candidates, we may not be able to contract for such supplies on acceptable terms, if at all. Any such failure to supply or delay caused by such contract manufacturers would have an adverse affect on our ability to continue clinical development of our product candidates or commercialize any future products.

If our third party drug suppliers fail to achieve and maintain high manufacturing standards in compliance with cGMP regulations, we could be subject to certain product liability claims in the event such failure to comply resulted in defective products that caused injury or harm.

If we experience problems with the manufacturers of components of our product candidates, our development programs may be delayed or we may be subject to liability.

We outsource the manufacturing of some of the components of our Staccato system, including the printed circuit boards and the plastic airways. We have no experience in the manufacturing of these components, and we currently lack the resources and the capability to manufacture them, on either a clinical or commercial scale. As a result, we rely on third parties to supply these components. We expect to continue to depend on third parties to supply these components for our current product candidates and any devices based on the Staccato system we develop in the foreseeable future. In the future, we may outsource the manufacture of additional components, including the heat packages in our single dose design.

The third party suppliers of the components of our Staccato system must meet high precision and quality standards for those components to comply with regulatory requirements. A contract manufacturer is subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign authorities to ensure strict compliance with the FDA’s Quality System Regulation, or QSR, which sets forth the FDA’s current good manufacturing practice requirements for medical devices and their components, and other applicable government regulations and corresponding foreign standards. We are ultimately responsible for confirming that the components used in the Staccato system are manufactured in accordance with the QSR or other applicable regulations.

Our third party suppliers may not comply with their contractual obligations or meet our deadlines, or the components they supply to us may not meet our specifications and quality policies and procedures. If we need to find alternative suppliers of the components used in the Staccato system, we may not be able to contract for such components on acceptable terms, if at all. Any such failure to supply or delay caused by such contract manufacturers would have an adverse affect on our ability to continue clinical development of our product candidates or commercialize any future products.

In addition, the heat packages used in the single dose version of our Staccato system are manufactured using certain energetic, or highly combustible, materials that are used to generate the rapid heating necessary for vaporizing the drug compound while avoiding degradation. Manufacture of products containing these types of materials is regulated by the U.S. government. We currently manufacture the heat packages that are being used in the devices used in our clinical trials. We have entered into a joint development agreement with Autoliv ASP, Inc. for the manufacture of the heat packages in the commercial design of our single dose version of our Staccato system. If we are unable to manufacture the heat packages used in our ongoing clinical trials or if in the future Autoliv is unable to manufacture the heat packages to our specifications, or does not carry out its contractual obligations to develop our heat packages or to supply them to us, our clinical trials may be delayed, suspended or terminated while we seek additional suitable manufacturers of our heat packages, which may prevent us from commercializing our product candidates that utilize the single dose version of the Staccato system.

If we do not establish additional strategic partnerships, we will have to undertake development and commercialization efforts on our own, which would be costly and delay our ability to commercialize any future products.

A key element of our business strategy is our intent to selectively partner with pharmaceutical, biotechnology and other companies to obtain assistance for the development and potential commercialization of our product candidates. In December 2006, we entered into such a development relationship with Symphony Allegro. We intend to enter into additional strategic partnerships with third parties to develop and commercialize our product candidates that are intended for larger markets, and we may enter into strategic partnerships for product candidates that are targeted toward specialty markets. We believe the effective commercialization of AZ-001 and AZ-003 will require a large, sophisticated sales and marketing organization. We have completed a Phase I clinical trial of AZ-003, and we plan no additional development of AZ-003 in 2007 unless and until we secure a partner to support continued drug and device development. To date, other than Symphony Allegro, we have not entered into any strategic partnerships for any of our product candidates. We face significant competition in seeking appropriate strategic partners, and these strategic partnerships can be intricate and time consuming to negotiate and document. We may not be able to negotiate strategic partnerships on acceptable terms, or at all. We are unable to predict when, if ever, we will enter into any additional strategic partnerships because of the numerous risks and uncertainties associated with establishing strategic partnerships. If we are unable to negotiate additional strategic partnerships for our product candidates we may be forced to curtail the development of a particular candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization, reduce the scope of our sales or marketing activities or undertake development or commercialization activities at our own expense. In addition, we will bear all the risk related to the development of that product candidate. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market and generate product revenue.

If we enter into additional strategic partnerships, we may be required to relinquish important rights to and control over the development of our product candidates or otherwise be subject to terms unfavorable to us.

Due to our relationship with Symphony Allegro, and for any additional strategic partnerships with pharmaceutical or biotechnology companies, we are subject to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our strategic partners devote to the development or commercialization of product candidates;

•	strategic partners may delay clinical trials, provide insufficient funding, terminate a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new version of a product candidate for clinical testing;

•	strategic partners may not pursue further development and commercialization of products resulting from the strategic partnering arrangement or may elect to discontinue research and development programs;

•	strategic partners may not commit adequate resources to the marketing and distribution of any future products, limiting our potential revenues from these products;

•	disputes may arise between us and our strategic partners that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and consumes resources;

•	strategic partners may experience financial difficulties;

•	strategic partners may not properly maintain or defend our intellectual property rights or may use our proprietary information in a manner that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

•	business combinations or significant changes in a strategic partner’s business strategy may also adversely affect a strategic partner’s willingness or ability to complete its obligations under any arrangement;

•	strategic partners could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•	strategic partners could terminate the arrangement or allow it to expire, which would delay the development and may increase the cost of developing our product candidates.

We have exclusively licensed certain intellectual property rights to Staccato alprazolam and Staccato loxapine in connection with our Symphony Allegro arrangement and will not receive material future royalties or revenues with respect to this intellectual property unless we exercise an option to repurchase the rights to the programs in the future through the acquisition of Symphony Allegro. We may not obtain sufficient clinical data in order to determine whether we should exercise this option prior to the expiration of the development period, and even if we decide to exercise the option, we may not have the financial resources to exercise it in a timely manner.

In December 2006, we entered into a transaction providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004, Staccato loxapine. Pursuant to the agreements, Symphony Capital LLC and its investors have invested $50 million to form Symphony Allegro, to fund additional clinical and nonclinical development of Staccato alprazolam and Staccato loxapine. We have exclusively licensed to Symphony Allegro certain intellectual property rights related to Staccato alprazolam and Staccato loxapine. We have retained manufacturing rights to these two product candidates. As part of the arrangement, we received an option granting us the exclusive right, but not the obligation, to acquire the licensed programs at specified points in time at specified prices during the term of the development period through the acquisition of Symphony Allegro. The development programs under the arrangement are jointly managed by Symphony Allegro and us, and there can be no assurance that we will agree on various decisions that will enable us to successfully develop the potential products, or even if we are in agreement on the development plans, that the development efforts will result in sufficient clinical data to make a fully informed decision with respect to the exercise of our option. If we do not exercise our purchase option by December 1, 2010, then Symphony Allegro will retain its exclusive license to develop and commercialize Staccato alprazolam and Staccato loxapine for all indications, and we will manufacture and sell Staccato alprazolam and Staccato loxapine to Symphony Allegro or its sublicensee for those purposes.

If we elect to exercise the purchase option, we will be required to make a substantial payment, which at our election may be paid partially in shares of our common stock. As a result, in order to exercise the option, we will be required to make a substantial payment of cash and possibly issue a substantial number of shares of our common stock. We do not currently have the resources to exercise the option and we may be required to enter into a financing arrangement or license arrangement with one or more third parties, or some combination of these in order to exercise the option, even if we paid a portion of the purchase price with our common stock. There can be no assurance that any financing or licensing arrangement will be available or even if available, that the terms would be favorable to us and our stockholders. In addition, the exercise of the purchase option may require us to record a significant charge to earnings and may adversely impact future operating results.

If we fail to gain market acceptance among physicians, patients, third party payors and the medical community, we will not become profitable.

The Staccato system is a fundamentally new method of drug delivery. Any future product based on our Staccato system may not gain market acceptance among physicians, patients, third party payors and the medical community. If these products do not achieve an adequate level of acceptance, we will not generate sufficient product revenues to become profitable. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	demonstration of efficacy and safety in clinical trials;

•	the existence, prevalence and severity of any side effects;

•	potential or perceived advantages or disadvantages compared to alternative treatments;

•	perceptions about the relationship or similarity between our product candidates and the parent drug compound upon which each product candidate is based;

•	the timing of market entry relative to competitive treatments;

•	the ability to offer any future products for sale at competitive prices;

•	relative convenience, product dependability and ease of administration;

•	the strength of marketing and distribution support;

•	the sufficiency of coverage and reimbursement of our product candidates by governmental and other third party payors; and

•	the product labeling or product insert required by the FDA or regulatory authorities in other countries.

Our pipeline may be limited by the number of drug compounds suitable for use with the Staccato system.

The current versions of the Staccato system cannot deliver large molecule drugs, such as peptides and proteins. In addition, the physical size of the metal substrates in the single dose and multiple dose versions of the Staccato system limits their use to drugs that require dose amounts less than 10 to 15 milligrams and 100 to 200 micrograms, respectively. Further, approximately 200 of the 400 small molecule compounds we have screened for initial vaporization feasibility did not form drug aerosols with the 97% purity we use as an internal standard for further development. There are also many drug compounds that are covered by composition of matter patents that prevent us from developing the compound in the Staccato system without a license from the patent owner, which may not be available on acceptable terms, if at all. If we are not able to identify additional drug compounds that can be developed with the Staccato system, we will not be able to implement our strategy of filing one IND in 2007 and one to two INDs per year thereafter, and we may not develop enough products to develop a sustainable business.

AZ-001 and other product candidates that we may develop may require expensive carcinogenicity tests.

The API in AZ-001, prochlorperazine, was approved by the FDA in 1956 for the treatment of severe nausea and vomiting. At that time, the FDA did not require the carcinogenicity testing that is now generally required for marketing approval. It is unclear whether we will be required to perform such testing prior to filing our application for marketing approval of AZ-001 or whether we will be allowed to perform such testing after we file an application. Such carcinogenicity testing will be expensive and require significant additional resources to complete and may delay approval to market AZ-001. We may encounter similar requirements with other product candidates incorporating drugs that have not undergone carcinogenicity testing. Any carcinogenicity testing we are required to complete will increase the costs to develop a particular product candidate and may delay or halt the development of such product candidate.

If some or all of our patents expire, are invalidated or are unenforceable, or if some or all of our patent applications do not yield issued patents or yield patents with narrow claims, competitors may develop competing products using our or similar intellectual property and our business will suffer.

Our success will depend in part on our ability to obtain and maintain patent and trade secret protection for our technologies and product candidates both in the United States and other countries. We do not know whether any patents will issue from any of our pending or future patent applications. In addition, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

The degree of protection for our proprietary technologies and product candidates is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	the claims of our issued patents may be narrower than as filed and not sufficiently broad to prevent third parties from circumventing them;

•	we may not develop additional proprietary technologies or drug candidates that are patentable;

•	our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

•	any patents issued to us or our potential strategic partners may not provide a basis for commercially viable products or may be challenged by third parties in the course of litigation or administrative proceedings such as reexaminations or interferences; and

•	the patents of others may have an adverse effect on our ability to do business.

Even if valid and enforceable patents cover our product candidates and technologies, the patents will provide protection only for a limited amount of time.

Our and our potential strategic partners’ ability to obtain patents is uncertain because, to date, some legal principles remain unresolved, there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States, and the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Furthermore, the policies governing pharmaceutical and medical device patents outside the United States may be even more uncertain. Changes in either patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Even if patents are issued regarding our product candidates or methods of using them, those patents can be challenged by our competitors who can argue that our patents are invalid and/or unenforceable. Third parties may challenge our rights to, or the scope or validity of, our patents. Patents also may not protect our product candidates if competitors devise ways of making these or similar product candidates without legally infringing our patents. The Federal Food, Drug and Cosmetic Act and the FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringing versions of a drug or device in order to facilitate the approval of generic substitutes. These same types of incentives encourage manufacturers to submit new drug applications that rely on literature and clinical data not prepared for or by the drug sponsor.

We also rely on trade secrets to protect our technology, especially where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. The employees, consultants, contractors, outside scientific collaborators and other advisors of our company and our strategic partners, if any, may unintentionally or willfully disclose our confidential information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming and the outcome is unpredictable. Failure to protect or maintain trade secret protection could adversely affect our competitive business position.

Our research and development collaborators may have rights to publish data and other information in which we have rights. In addition, we sometimes engage individuals or entities to conduct research that may be relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. These contractual provisions may be insufficient or inadequate to protect our trade secrets and may impair our patent rights. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information may be jeopardized.

Litigation or other proceedings or third party claims of intellectual property infringement could require us to spend time and money and could shut down some of our operations.

Our commercial success depends in part on not infringing patents and proprietary rights of third parties. Others have filed, and in the future are likely to file, patent applications covering products that are similar to our product candidates, as well as methods of making or using similar or identical products. If these patent applications result in issued patents and we wish to use the claimed technology, we would need to obtain a license from the third party. We may not be able to obtain these licenses at a reasonable cost, if at all.

In particular, we are aware of at least one pending U.S. patent application and foreign counterparts filed by a biopharmaceutical company relating to the use of drugs, including alprazolam which is the API in AZ-002, for treating disorders of the central nervous system by pulmonary delivery. In addition, we are aware of another pending U.S. patent application and foreign counterparts, filed by another biopharmaceutical company, that claims a method of making a vapor medicament under specific manufacturing conditions. We do not currently have a license to these patent applications. If these patent applications were to result in issued patents as originally filed, the relevant patent holders at that time may assert that we require licenses.

If these patent applications issue as originally filed, we believe we have valid defenses against any assertions that our product candidates are infringing. We do not know whether a court would determine that our defenses are valid. If we decide to pursue a license to one or more of these patent applications, or patents issued therefrom, we do not know that we will be able to obtain such a license on commercially reasonable terms, or at all.

In addition, administrative proceedings, such as interferences and reexaminations before the U.S. Patent and Trademark Office, could limit the scope of our patent rights. We may incur substantial costs and diversion of management and technical personnel as a result of our involvement in such proceedings. In particular, our patents and patent applications may be subject to interferences in which the priority of invention may be awarded to a third party. We do not know whether our patents and patent applications will be entitled to priority over patents or patent applications held by such a third party. Our issued patents may also be subject to reexamination proceedings. We do not know whether our patents would survive reexamination in light of new questions of patentability that may be raised following their issuance.

Third parties may assert that we are employing their proprietary technology or their proprietary products without authorization. In addition, third parties may already have or may obtain patents in the future and claim that use of our technologies or our products infringes these patents. We could incur substantial costs and diversion of management and technical personnel in defending our self against any of these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief, which could effectively block our ability to further develop, commercialize and sell any future products and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products. In the event we cannot develop alternative methods or products, we may be effectively blocked from developing, commercializing or selling any future products. Defense of any lawsuit or failure to obtain any of these licenses would be expensive and could prevent us from commercializing any future products.

We review from time to time publicly available information concerning the technological development efforts of other companies in our industry. If we determine that these efforts violate our intellectual property or other rights, we intend to take appropriate action, which could include litigation. Any action we take could result in substantial costs and diversion of management and technical personnel in enforcing our patents or other intellectual property rights against others. Furthermore, the outcome of any action we take to protect our rights may not be resolved in our favor.

Competition in the pharmaceutical industry is intense. If our competitors are able to develop and market products that are more effective, safer or less costly than any future products that we may develop, our commercial opportunity will be reduced or eliminated.

We face competition from established as well as emerging pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any future products that we may develop and commercialize. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before us and impair our ability to commercialize our product candidates.

We anticipate that, if approved, AZ-001 would compete with currently marketed triptan drugs and with other migraine headache treatments, including intravenous, or IV, delivery of prochlorperazine, the API in AZ-001. In addition, we are aware of at least 14 product candidates for the treatment of migraines, including triptan products and a sumatriptan/naproxen combination product.

We anticipate that, if approved, AZ-004 would compete with the available intramuscular, or IM, injectable form and oral forms of loxapine for the treatment of agitation, and other forms of available antipsychotic drugs. In addition, we are aware of a post marketing study of Seroquel® quetiapine for reducing agitation in elderly patients with Alzheimer’s disease.

We anticipate that, if approved, AZ-002 would compete with the oral tablet form of alprazolam and several other approved anti-depressant drugs. In addition, we are aware of two product candidates in early stage clinical development for the treatment of acute panic attacks.

We anticipate that, if approved, AZ-003 would compete with some of the available forms of fentanyl, including injectable fentanyl, oral transmucosal fentanyl formulations and ionophoretic transdermal delivery of fentanyl. We are also aware of at least 20 products in Phase II and Phase III development for acute pain, five of which are fentanyl products. Two of these fentanyl products are inhaled versions. In addition, if approved, AZ-003 would compete with various generic opioid drugs, such as oxycodone, hydrocodone and morphine, or combination products including one or more of such drugs.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Established pharmaceutical companies may invest heavily to discover quickly and develop novel compounds or drug delivery technology that could make our product candidates obsolete. Smaller or early stage companies may also prove to be significant competitors, particularly through strategic partnerships with large and established companies. In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing products before we do. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition will suffer.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate significant product revenue.

We do not have a sales and marketing organization and have no experience in the sales, marketing and distribution of pharmaceutical products. There are risks involved with establishing our own sales and marketing capabilities, as well as entering into arrangements with third parties to perform these services. Developing an internal sales force is expensive and time consuming and could delay any product launch. On the other hand, if we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we market and sell any products that we develop ourselves.

We may establish our own specialty sales force and/or engage pharmaceutical or other healthcare companies with existing sales and marketing organization and distribution systems to sell, market and distribute any future products. We may not be able to establish a specialty sales force or establish sales and distribution relationships on acceptable terms. Factors that may inhibit our efforts to commercialize any future products without strategic partners or licensees include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any future products;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Because the establishment of sales and marketing capabilities depends on the progress towards commercialization of our product candidates and because of the numerous risks and uncertainties involved with establishing our own sales and marketing capabilities, we are unable to predict when, if ever, we will establish our own sales and marketing capabilities. However, we do not anticipate establishing sales and marketing capabilities until at least 2010. If we are not able to partner with a third party and are unsuccessful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to develop or commercialize our product candidates.

We are highly dependent on our President and Chief Executive Officer, Thomas B. King, the loss of whose services might adversely impact the achievement of our objectives. In addition, recruiting and retaining qualified clinical, scientific and engineering personnel to manage clinical trials of our product candidates and to perform future research and development work will be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. Although we believe we will be successful in attracting and retaining qualified personnel, competition for experienced management and clinical, scientific and engineering personnel from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms. In addition, we do not have employment agreements with any of our employees, and they could leave our employment at will. We have change of control agreements with our executive officers and vice presidents that provide for certain benefits upon termination or a change in role or responsibility in connection with a change of control of our company. We do not maintain life insurance policies on any employees. Failure to attract and retain personnel would prevent us from developing and commercializing our product candidates.

We may encounter difficulties in managing our growth, which could increase our losses.

We expect to experience substantial growth in our business over the next few years. We expect to substantially increase our number of employees to service our internal programs and planned strategic partnering arrangements. This growth will place a strain on our human and capital resources. If we are unable to manage this growth effectively, our losses could increase. Our need to manage our operations and growth effectively requires us to continue to expend funds to improve our operational, financial and management controls, reporting systems and procedures, to attract and retain sufficient numbers of talented employees and to manage our facility requirements. If we are unable to implement improvements to our management information and control systems successfully in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then management may receive inadequate information to manage our day to day operations.

If plaintiffs bring product liability lawsuits against us, we may incur substantial liabilities and may be required to limit commercialization of the product candidates that we may develop.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates in clinical trials and will face an even greater risk if we commercialize any products. We may be held liable if any product we develop causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of merit or eventual outcome, liability claims may result in decreased demand for any product candidates or products that we may develop, injury to our reputation, withdrawal of clinical trials, costs to defend litigation, substantial monetary awards to clinical trial participants or patients, loss of revenue and the inability to commercialize any products that we develop. We have product liability insurance that covers our clinical trials up to a $10 million aggregate annual limit. We intend to expand product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for any products that we may develop. However, this insurance may be prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or delay the commercialization of our product candidates. If we are sued for any injury caused by any future products, our liability could exceed our total assets.

Our product candidates AZ-002 and AZ-003 contain drug substances which are regulated by the U.S. Drug Enforcement Administration. Failure to comply with applicable regulations could harm our business.

The Controlled Substances Act imposes various registration, recordkeeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products. A principal factor in determining the particular requirements, if any, applicable to a product is its actual or potential abuse profile. The U.S. Drug Enforcement Administration, or DEA, regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Alprazolam, the API in AZ-002, is regulated as a Schedule IV substance, and fentanyl, the API in AZ-003, is regulated as a Schedule II substance. Each of these product candidates is subject to DEA regulations relating to manufacture, storage, distribution and physician prescription procedures, and the DEA regulates the amount of the scheduled substance that would be available for clinical trials and commercial distribution. As a Schedule II substance, fentanyl is subject to more stringent controls, including quotas on the amount of product that can be manufactured as well as a prohibition on the refilling of prescriptions without a new prescription from the physician. The DEA periodically inspects facilities for compliance with its rules and regulations. Failure to comply with current and future regulations of the DEA could lead to a variety of sanctions, including revocation, or denial of renewal, or of DEA registrations, injunctions, or civil or criminal penalties and could harm our business, financial condition and prospects.

The single dose version of our Staccato system contains materials that are regulated by the U.S. government, and failure to comply with applicable regulations could harm our business.

The single dose version of our Staccato system uses energetic materials to generate the rapid heating necessary for vaporizing the drug, while avoiding degradation. Manufacture of products containing energetic materials is controlled by the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, or ATF. Technically, the energetic materials used in our Staccato system are classified as “low explosives,” and the ATF has granted us a license/permit for the manufacture of such low explosives. Additionally, due to inclusion of the energetic materials in our Staccato system, the Department of Transportation, or DOT, regulates shipments of the single dose version of our Staccato system. The DOT has granted the single dose version of our Staccato system “Not Regulated as an Explosive” status. Failure to comply with the current and future regulations of the ATF or DOT could subject us to future liabilities and could harm our business, financial condition and prospects. Furthermore, these regulations could restrict our ability to expand our facilities or construct new facilities or could require us to incur other significant expenses in order to maintain compliance.

We use hazardous chemicals and highly combustible materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes involve the controlled use of hazardous materials, including chemicals. We also use energetic materials in the manufacture of the chemical heat packages that are used in our single dose devices. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials and our liability may exceed our total assets. We maintain insurance for the use of hazardous materials in the aggregate amount of $1 million, which may not be adequate to cover any claims. Compliance with environmental and other laws and regulations may be expensive, and current or future regulations may impair our research, development or production efforts.

Certain of our suppliers are working with these types of hazardous and highly combustible materials in connection with our component manufacturing agreements. In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous and highly combustible materials. Further, under certain circumstances, we have agreed to indemnify our suppliers against damages and other liabilities arising out of development activities or products produced in connection with these agreements.

We will need to implement additional finance and accounting systems, procedures and controls in the future as we grow and to satisfy new reporting requirements.

The laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and rules enacted and proposed by the U.S. Securities and Exchange Commission, or SEC, and by the Nasdaq Global Market, will result in increased costs to us as we undertake efforts to comply with rules and respond to the requirements applicable to public companies. The rules make it more difficult and costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage as compared to the polices previously available to public companies. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.

As a public company, we need to comply with Sarbanes-Oxley and the related rules and regulations of the SEC, including expanded disclosure, accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of Sarbanes-Oxley and other requirements will increase our costs and require additional management resources. We have been upgrading our finance and accounting systems, procedures and controls and will need to continue to implement additional finance and accounting systems, procedures and controls as we grow to satisfy new reporting requirements. We currently do not have an internal audit group. In addition, we may need to hire additional legal and accounting staff with appropriate experience and technical knowledge, and we cannot assure you that if additional staffing is necessary that we will be able to do so in a timely fashion. If we are unable to complete the required assessment as to the adequacy of our internal reporting or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2007, investors could lose confidence in the reliability of our internal controls over financial reporting, which could adversely affect our stock price.

Our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could damage our facilities and equipment, which could cause us to curtail or cease operations.

Our facilities are located in the San Francisco Bay Area near known earthquake fault zones and, therefore, are vulnerable to damage from earthquakes. We are also vulnerable to damage from other types of disasters, such as power loss, fire, floods and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. We currently may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions, and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business, financial condition and prospects.

Risks Relating to Owning Our Common Stock

Our stock price may be extremely volatile, and you may not be able to resell your shares at or above the price you paid for the stock.

Our common stock price has experienced large fluctuations since our initial public offering in March 2006. In addition, the trading prices of life science and biotechnology company stocks in general have experienced extreme price fluctuations in recent years. The valuations of many life science companies without consistent product revenues and earnings are extraordinarily high based on conventional valuation standards, such as price to revenue ratios. These trading prices and valuations may not be sustained. Any negative change in the public’s perception of the prospects of life science or biotechnology companies could depress our stock price regardless of our results of operations. Other broad market and industry factors may decrease the trading price of our common stock, regardless of our performance. Market fluctuations, as well as general political and economic conditions such as terrorism, military conflict, recession or interest rate or currency rate fluctuations, also may decrease the trading price of our common stock. In addition, our stock price could be subject to wide fluctuations in response to various factors, including:

•	actual or anticipated results and timing of our clinical trials;

•	actual or anticipated regulatory approvals of our product candidates or competing products;

•	changes in laws or regulations applicable to our product candidates;

•	changes in the expected or actual timing of our development programs, including delays or cancellations of clinical trials for our product candidates;

•	period to period fluctuations in our operating results;

•	announcements of new technological innovations or new products by us or our competitors;

•	costs or delays related to our planned facility relocation in 2007 and 2008;

•	changes in financial estimates or recommendations by securities analysts;

•	conditions or trends in the life science and biotechnology industries;

•	changes in the market valuations of other life science or biotechnology companies;

•	developments in domestic and international governmental policy or regulations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	sales of our common stock by us; and

•	sales and distributions of our common stock by our stockholders.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder files a securities class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

Risks Relating to this Offering

Some of our existing stockholders can exert control over us and may not make decisions that are in the best interests of all stockholders.

After this offering, our officers, directors and principal stockholders (holders of more than 5% of our outstanding shares of common stock) will together control approximately 32.2% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and might affect the market price of our common stock, even when a change may be in the best interests of all stockholders. In addition, the interests of our officers, directors and principal stockholders may not always coincide with our interests or the interests of other stockholders and, accordingly, these control persons could cause us to enter into transactions or agreements that we would not otherwise consider.

If we engage in any acquisition, we will incur a variety of costs, and we may never realize the anticipated benefits of the acquisition.

If we do undertake to acquire businesses, technologies, services or products that we believe are complementary with our business activities, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could reduce your ownership of our common stock and could cause us to incur debt and expose us to future liabilities.

Management may invest or spend the proceeds of this offering in ways that you may not agree with or that may not yield a return.

Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem these uses desirable, and our use of the proceeds may not yield a significant return or any return at all. We currently anticipate that the net proceeds from the sale of the common stock will be used primarily for research and development of our product candidates with a primary focus on additional AZ-001 development, including preclinical testing and additional supportive clinical trials, for preclinical and clinical development of future product candidates not yet in clinical trials, and for working capital and general corporate purposes. Because of the number and variability of factors that may determine our use of the net proceeds from this offering, we cannot assure you that the actual uses will not vary substantially from our currently planned uses. We intend to invest the net proceeds from this offering prior to their use in short-term, interest bearing, investment grade and U.S. government securities.

If you purchase our common stock in this offering, you will experience immediate and substantial dilution in the book value of your shares.

The public offering price of our common stock is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. Our historical net tangible book value as of December 31, 2006 was $49.8 million, or $2.09 per share of our common stock. Based upon the public offering price per share of $10.25, our as adjusted net tangible book value per share after the offering would have been $3.59 as of December 31, 2006. This represents an immediate increase in as adjusted net tangible book value of $1.50 per share to existing stockholders and an immediate dilution of $6.66 per share to new investors purchasing shares of common stock in this offering at the public offering price. Further, investors purchasing common stock in this offering will contribute approximately 28.2% of the total amount invested by all purchasers of our stock, but will own only approximately 20.1% of the shares of common stock outstanding after this offering. This dilution is due to:

•	investors who purchased shares of our capital stock prior to our initial public offering having paid substantially less for their shares than the price offered to the public in our initial public offering and in this offering; and

•	the exercise of stock options granted to our employees and consultants.

As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the purchase price paid in this offering in the event of a liquidation. For more information, please refer to the section of this prospectus supplement entitled “Dilution.”

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our bylaws, as amended, may delay or prevent an acquisition of us. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. These provisions include a prohibition on actions by our stockholders by written consent. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Finally, our charter documents establish advanced notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings. Although we believe these provisions together provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders.

We have never paid dividends on our capital stock, and we do not anticipate paying cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to the “safe harbor” created by those sections. Examples of these statements include, but are not limited to, statements regarding the following: the implications of interim or final results of our clinical trials; the progress and timing of our research programs, including clinical testing; our anticipated timing for filing additional IND Applications with the United States Food and Drug Administration or the initiation or completion of Phase I, Phase II or Phase III clinical testing for any of our product candidates; the extent to which our issued and pending patents may protect our products and technology; our ability to identify new product candidates using Staccato technology; the potential of such product candidates to lead to the development of safer or more effective therapies; our ability to enter into collaborations; our future operating expenses; our future losses; our future expenditures for research and development; the sufficiency of our cash resources; and our use of proceeds from this offering.

These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K/A, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus supplement except as required by law. Before deciding to purchase our securities, you should carefully consider the risk factors discussed here or incorporated by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the public 6,000,000 shares of common stock in this offering to be approximately $57.3 million at the public offering price of $10.25 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate the net proceeds to us from this offering will be approximately $66.0 million.

We currently anticipate that the net proceeds from the sale of the common stock will be used primarily for research and development of our product candidates with a primary focus on additional AZ-001 development, including preclinical testing and additional supportive clinical trials, for preclinical and clinical development of future product candidates not yet in clinical trials, and for working capital and general corporate purposes. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending the application of the net proceeds for these purposes, we intend to invest the net proceeds in short-term, interest bearing, investment-grade and U.S. government securities. We also intend to concurrently fund additional clinical and nonclinical development of Staccato alprazolam and Staccato loxapine through the proceeds of our Symphony Allegro arrangement.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “ALXA.” Trading of our common stock commenced on March 8, 2006, following completion of our initial public offering. The following table sets forth, for the periods indicated, the high and low close prices of our common stock as reported on the Nasdaq Global Market:

	High	Low

Year Ending December 31, 2006
First Quarter (from March 8, 2006)	$9.90	$8.28
Second Quarter	9.81	6.87
Third Quarter	8.20	6.16
Fourth Quarter	11.83	7.81
Year Ending December 31, 2007
First Quarter	$15.21	$8.64
Second Quarter (through April 26, 2007)	12.25	10.56

On April 26, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $10.56 per share. On April 26, 2007, we had approximately 253 holders of record of our common stock.

DIVIDENDS

We have never declared any dividends on our common stock or any other securities. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operation, contractual restrictions, capital requirements, prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of December 31, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of 6,000,000 shares of our common stock in this offering at the public offering price of $10.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2006
	Actual	As Adjusted
	(Unaudited, dollars in thousands)

Noncurrent portion of equipment financing obligations	$5,865	$5,865
Noncontrolling interest in Symphony Allegro, Inc.	34,743 (1)	34,743 (1)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 23,819,313 shares issued and outstanding, actual; 29,819,313 shares issued and outstanding, as adjusted	2	3
Additional paid-in capital	170,442	227,751
Deferred stock compensation	(1,703)	(1,703)
Other comprehensive income	9	9
Deficit accumulated during the development stage	(118,976)	(118,976)

Total stockholders’ equity	49,774	107,084

Total capitalization	$90,382	$147,692

(1)	Represents the noncontrolling interest holders’ ownership interest in Symphony Allegro, Inc. See Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K/A.

The information above does not include:

•	2,611,042 shares of common stock issuable upon exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $5.23 per share;

•	34,080 shares of common stock issuable upon exercise of outstanding restricted stock units granted under our equity incentive plans;

•	2,015,720 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $9.89 per share;

•	530,399 shares of common stock available for grant under our 2005 Equity Incentive Plan and 2005 Non-Employee Directors’ Stock Option Plan;

•	368,318 shares of common stock available for sale under our 2005 Employee Stock Purchase Plan; and

•	automatic annual increases in the number of shares reserved for issuance under our 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value at December 31, 2006, was approximately $49.8 million, or $2.09 per share. After giving effect to the sale of 6,000,000 shares of common stock by us at the public offering price of $10.25 per share, less underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value (unaudited) at December 31, 2006, would have been approximately $107.1 million, or $3.59 per share. This represents an immediate increase in the net tangible book value of $1.50 per share to existing stockholders and an immediate dilution of $6.66 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$10.25
Net tangible book value per share as of December 31, 2006	$2.09
Increase per share attributable to new investors	1.50

As adjusted net tangible book value per share after this offering		3.59

Dilution per share to new investors in this offering		$6.66

The information above does not include:

•	2,611,042 shares of common stock issuable upon exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $5.23 per share;

•	34,080 shares of common stock issuable upon exercise of outstanding restricted stock units granted under our equity incentive plans;

•	2,015,720 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $9.89 per share;

•	530,399 shares of common stock available for grant under our 2005 Equity Incentive Plan and 2005 Non-Employee Directors’ Stock Option Plan;

•	368,318 shares of common stock available for sale under our 2005 Employee Stock Purchase Plan; and

•	automatic annual increases in the number of shares reserved for issuance under our 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan.

BUSINESS

We are an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. We currently have one product candidate that has completed a Phase IIb clinical trial, one product candidate that has completed a Phase IIa clinical trial, one product candidate that is in a Phase IIa proof-of-concept clinical trial and one product candidate that has completed a Phase I clinical trial. Our technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous, or IV, administration but with greater ease, patient comfort and convenience.

We have identified approximately 200 drug compounds that have demonstrated initial vaporization feasibility for delivery with our technology. We believe that a number of these drug compounds, when delivered by the Staccato system, will have a desirable therapeutic profile for the treatment of acute and intermittent conditions. We are initially focusing on developing proprietary products by combining our Staccato system with small molecule drugs that have been in use for many years and are well characterized to create aerosolized forms of these drugs. We believe that we will be able to reduce the development time and risks associated with our product candidates, compared to the development of new chemical entities.

Our clinical-stage product candidates are:

•	AZ-001 (Staccato prochlorperazine). We are developing AZ-001 to treat patients suffering from acute migraine headaches. In December 2006, we completed enrollment of an at-home 400 patient, multi-center, double-blind, placebo-controlled Phase IIb clinical trial in patients suffering from moderate to severe acute migraine headaches. We announced the initial results of this trial in March 2007.

•	AZ-004 (Staccato loxapine). We are developing AZ-004 for the treatment of acute agitation in patients with schizophrenia. In January 2007, we completed enrollment of an in-clinic 120 patient, multi-center, double-blind, placebo-controlled Phase IIa clinical trial in patients with schizophrenia suffering from agitation. We announced the initial results of this trial in March 2007.

•	AZ-002 (Staccato alprazolam). We are developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. In April 2006, we initiated an in-clinic, 36 patient, multi-center, double-blind, placebo-controlled, Phase IIa proof-of-concept clinical trial in patients with panic disorder.

•	AZ-003 (Staccato fentanyl). We are developing AZ-003 for the treatment of patients with acute pain, including patients with breakthrough cancer pain and postoperative patients with acute pain episodes. In December 2006, we completed enrollment and announced initial results of a Phase I clinical trial of AZ-003 in opioid naïve healthy subjects.

In order for us to initiate a clinical development program, a drug compound must exhibit technical feasibility with our Staccato technology and also have the potential to serve an important unmet medical need in a large patient population. We believe that, with the current development status of our single dose device, the inherent advantages of our Staccato technology will enable us to move a compound from initial screening through filing of an Investigational New Drug application, or IND, in 12 to 18 months. We intend to file one IND in 2007, and one to two INDs per year thereafter, as our resources permit.

On December 1, 2006 we entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004, Staccato loxapine. Pursuant to the agreements, Symphony Capital LLC, a wholly owned subsidiary of Symphony Holdings LLC, and its investors have invested $50 million to form Symphony Allegro, Inc., or Symphony Allegro, to fund additional clinical and nonclinical development of Staccato alprazolam and Staccato loxapine. We have exclusively licensed to Symphony Allegro certain intellectual property rights related to Staccato alprazolam and Staccato loxapine. We have retained manufacturing rights to these two product candidates. We continue to be primarily responsible for the development of these two product candidates in accordance with a development plan and related development budgets. Pursuant to the agreements, we have an exclusive purchase option that gives us the right, but not the obligation, to acquire all, but not less than all, of the equity of Symphony Allegro, and reacquire the intellectual property rights that we licensed to Symphony Allegro. This purchase option is exercisable at predetermined prices between December 1, 2007 and December 1, 2010, subject to an earlier exercise right in limited circumstances. The purchase option exercise price may be paid in cash or in a combination of cash and our common stock, in our sole discretion, provided that the common stock portion may not exceed the lesser of (1) 40% of the purchase option exercise price and (2) 10% of our common stock issued and outstanding as of the purchase option closing date. If we pay a portion of the purchase option exercise price in shares of our common stock, we will be required to register the resale of such shares under a registration statement pursuant to the terms of a registration rights agreement. If we do not exercise our purchase option by December 1, 2010, Symphony Allegro will retain its exclusive license to develop and commercialize Staccato alprazolam and Staccato loxapine for all indications, and we will manufacture and sell Staccato alprazolam and Staccato loxapine to Symphony Allegro or its sublicensee for those purposes. Pursuant to a warrant purchase agreement, we issued to Symphony Allegro Holdings, LLC a warrant with a five-year term to purchase 2,000,000 shares of our common stock at $9.91 per share, paid a transaction structuring fee of $2.5 million, and reimbursed approximately $325,000 of Symphony Allegro’s transaction expenses.

We have retained all remaining other rights to our product candidates and the Staccato technology. We plan to build a United States based specialty sales force to commercialize product candidates intended for focused markets and enter into strategic partnerships with other companies to commercialize products that are intended for larger markets and geographic territories outside the United States.

Market Opportunity for Acute and Intermittent Conditions

Acute and intermittent medical conditions are characterized by a rapid onset of symptoms that are temporary and severe, and that occur at irregular intervals, unlike the symptoms of chronic medical conditions that continue at a relatively constant level over time. Approved drugs for the treatment of many acute and intermittent conditions, such as triptans to treat migraine headaches and benzodiazepines to treat anxiety, are typically delivered either in tablets or by injections. Traditional inhalation technologies are also being developed to treat these conditions. These delivery methods have the following advantages and disadvantages:

•	Oral Tablets. Oral tablets or capsules are convenient and cost effective, but they generally do not provide rapid onset of action. Oral tablets may require at least one to four hours to achieve peak plasma levels. Also, some drugs, if administered as a tablet or capsule, do not achieve adequate or consistent bioavailability due to the degradation of the drug by the stomach or liver or inability to be absorbed into the bloodstream.

•	Injections. IV injections provide a rapid onset of action and can sometimes be used to titrate potent drugs with very rapid changes in effect. Titration refers to the ability of a patient to self-administer an initial dose of medication and then determine if the medication is effective; if the medication is effective no further dosing is required. However, if the medication is not yet effective, the patient can administer another dose and repeat this process until the patient determines that the medication has had an adequate effect. However, IV injections generally are administered by trained medical personnel in a medical care setting. Other forms of injections result in an onset of action that is generally substantially slower than IV injection, although often faster than oral administration. All forms of injections are invasive, can be painful to some patients and are often expensive. In addition, many drugs are not water soluble and can be difficult to formulate in an injectable form.

•	Traditional Inhalation. Traditional dry powder and aerosolized inhalation delivery systems have been designed and used primarily for delivery of drugs to the lung airways, not the deep lung for rapid systemic drug delivery. Certain recent variants of these systems, however, can provide systemic delivery of drugs, either for the purpose of rapid onset of action or to enable noninvasive delivery of drugs that are not orally bioavailable. Nevertheless, most of these systems have difficulty in generating appropriate drug particle sizes or consistent emitted doses for deep lung delivery. To achieve appropriate drug particle sizes and consistent emitted doses, most traditional inhalation systems require the use of excipients and additives such as detergents, stabilizers and solvents, which may potentially cause toxicity or allergic reactions. Many traditional inhalation devices require patient coordination to deliver the correct drug dose, leading to potentially wide variations in the drug delivered to a patient.

As a result of these limitations, we believe there is a significant unmet medical and patient need for products for the treatment of acute and intermittent conditions that can be delivered in precise amounts, provide rapid therapeutic onset, and are noninvasive and easy to use.

Our Solution: Staccato Technology

Our Staccato technology rapidly vaporizes unformulated drug compound to form a proprietary condensation aerosol that is inhaled and rapidly achieves systemic blood circulation via deep lung absorption. The Staccato system consistently creates aerosol particles averaging one to three and one-half microns in size, which is the proper size for deep lung inhalation and absorption into the bloodstream.

We believe our Staccato technology matches delivery characteristics and product attributes to patient needs for acute and intermittent conditions, and has the following advantages:

•	Rapid Onset. The aerosol produced with the Staccato system is designed to be rapidly absorbed through the deep lung with a speed of therapeutic onset comparable to IV administration, generally achieving peak plasma levels of drug in two to five minutes.

•	Ease of Use. The Staccato system is breath actuated and a patient simply inhales to administer the drug dose. Unlike injections, the Staccato system is noninvasive and does not require caregiver assistance. The aerosol produced with the Staccato system is relatively insensitive to patient inhalation rates. Unlike many other inhalation technologies, the patient does not need to learn a special breathing pattern. In addition, the Staccato device is small and easily portable.

•	Consistent Particle Size and Dose. The Staccato system uses rapid heating of the drug film to create consistent and appropriate particle sizes for deep lung inhalation and absorption into the bloodstream. The Staccato system also produces a consistent high emitted dose, regardless of the patient’s breathing pattern.

•	Broad Applicability. We have screened over 400 drugs and approximately 200 have exhibited initial vaporization feasibility using our Staccato technology. The Staccato technology can deliver both water soluble and water insoluble drugs. Staccato technology eliminates the need for excipients and additives such as detergents, stabilizers and solvents, avoiding the side effects that may be associated with the excipients or additives.

•	Design Flexibility. The Staccato technology can incorporate lockout and multiple dose features, potentially enhancing safety, convenience of patient titration and a variety of administration regimens.

Drug Candidates Based on the Staccato Technology

We combine small molecule drugs with our Staccato technology to create proprietary product candidates. We believe that the drugs we are currently using are no longer eligible for patent protection as chemical entities. These drugs have been widely used, and we believe their biological activity and safety are well understood and characterized. We have received composition of matter patent protection on the Staccato aerosolized forms of these drugs. We also intend to collaborate with pharmaceutical companies to develop new chemical entities, including compounds that might otherwise not be suitable for development because of limitations of traditional delivery methods.

Staccato Technology

Our product candidates employing Staccato technology consist of three core components: (1) a heat source that includes an inert metal substrate; (2) a thin film of an unformulated drug compound (also known as an active pharmaceutical ingredient, or API), coated on the substrate; and (3) an airway through which the patient inhales. The left panel of the illustration below depicts these core components prior to patient inhalation.

The right panel of the illustration below depicts the Staccato system during patient inhalation: (1) the heated substrate has reached peak temperature in less than one half second after the start of patient inhalation; (2) the thin drug film has been vaporized; and (3) the drug vapor has subsequently cooled and condensed into pure drug aerosol particles that are being drawn into the patient’s lungs. The entire Staccato system actuation occurs in less than one second.

Three of our product candidates, AZ-001, AZ-002 and AZ-004, use the same disposable, single dose delivery device. The single dose device consists of a metal substrate that is chemically heated through a battery initiated reaction of energetic materials. In the current design, the heat package can be coated with up to 10 milligrams of API. The device is portable and easy to carry, with dimensions of approximately three inches in length, two inches in width, and three quarters of an inch in thickness. The device weighs approximately one ounce. A diagram of the single dose device is shown below:

AZ-003 uses a multiple dose device consisting of a reusable controller and a disposable dose cartridge. We have designed the multiple dose delivery device to meet the specific needs of our AZ-003 product candidate. The dose cartridge contains 25 separate metal substrates, each coated with the API, which rapidly heat upon application of electric current from the controller. In the current design, 25 micrograms of drug compound are coated on each metal substrate. The device is portable and easy to carry, with dimensions of approximately five inches in length, two and one-half inches in width and one inch in thickness. The controller weighs approximately four ounces and the dose cartridge weighs approximately one ounce. We plan no additional clinical development of AZ-003 during 2007, unless we are able to secure a corporate partner to support continued clinical and device development.

Our Pipeline

As indicated below, we currently have one product candidate that has completed a Phase IIb clinical trial, one product candidate that has completed a Phase IIa clinical trial, one product candidate that is in a Phase IIa proof-of-concept clinical trial and one product candidate that has completed a Phase I clinical trial.

Alexza
Commercial
Product Candidate	API	Target Indication	Status	Rights

AZ-001	Prochlorperazine	Migraine headaches	Completed Phase IIb Clinical Trial	Worldwide
AZ-004	Loxapine	Acute agitation in schizophrenia patients	Completed Phase IIa Clinical Trial	Out-licensed with repurchase option*
AZ-002	Alprazolam	Panic attacks	Completed Phase I Clinical Trial; Currently in Phase IIa Clinical Trial	Out-licensed with repurchase option*
AZ-003	Fentanyl	Acute pain	Completed Phase I Clinical Trial	Worldwide

*	Outlicensed to Symphony Allegro, Inc. and subject to an exclusive repurchase option.

AZ-001 (Staccato prochlorperazine)

We are developing AZ-001 for the treatment of acute migraine headaches. The active pharmaceutical ingredient, or API, of AZ-001 is prochlorperazine, a drug belonging to the class of drugs known as phenothiazines. Prochlorperazine is currently approved in oral, injectable and suppository formulations in the United States for the treatment of several indications, including nausea and vomiting. In several published clinical studies, 10 mg of prochlorperazine administered intravenously demonstrated effective relief of migraine pain. Prochlorperazine is often administered intravenously to patients with severe migraine headaches who come to emergency departments or migraine treatment clinics. We believe the combination of prochlorperazine with our Staccato system could potentially result in a speed of therapeutic onset advantage over oral tablets and a convenience and comfort advantage over injections. In addition, AZ-001 may be appropriate for patients who do not achieve effective relief with triptans or cannot take triptans due to the cardiovascular risk sometimes associated with the administration of triptans. For patients who do not obtain adequate relief from current migraine therapies, AZ-001 may offer a new anti-migraine mechanism of action.

Market Opportunity

Although there are numerous products available for the treatment of migraines, including simple analgesics such as aspirin and acetaminophen, and nonsteroidal anti-inflammatory drugs such as ibuprofen and naproxen, the prescription market is dominated by a class of orally administered medications known as triptans.

According to the National Headache Foundation, approximately 13 million people in the United States have been diagnosed with migraine headaches. Acute migraine headaches occur often, usually one to four times a month. Of the estimated 29.5 million migraine sufferers (including diagnosed and undiagnosed sufferers), there are at least two groups of potential patients for whom we believe AZ-001 could be effective and safe in comparison to triptans. Many migraine sufferers who do take triptans have an insufficient therapeutic response to these medications. In addition, according to the warning labels on triptans, patients with hypertension or high cholesterol, or who smoke cigarettes, are contraindicated for and should not take these medications due to potential cardiovascular health risks.

Development Status

Clinical Trials

Clinical Trial Design.  We completed enrollment of a Phase IIb clinical trial in December 2006 and reported initial results of this trial in March 2007. The AZ-001 Phase IIb clinical trial was an outpatient, multi-center, randomized, double blind, placebo-controlled study. The trial was designed to evaluate the treatment of a single migraine attack in each of 400 migraine patients, with and without aura. In the trial, three doses of AZ-001 (Staccato prochlorperazine in 5.0, 7.5 and 10.0 mg doses) and placebo (a Staccato device containing no drug) were tested, with 100 patients assigned to each treatment group. The primary efficacy endpoint for the trial was headache pain relief at 2-hours post-dose, as defined by the International Headache Society, or IHS, 4-point headache pain rating scale. Secondary efficacy endpoints for the trial included various additional measurements of pain relief, as well as effects on nausea, vomiting, phonophobia and photophobia. The clinical trial study period was 24 hours post dosing for each patient. All results were considered statistically significant at the p < 0.05 level, and all analyses were made on an intent-to-treat basis. Side effects were recorded throughout the clinical trial study period and a safety evaluation was made at each patient’s closeout visit.

Primary Efficacy Endpoint.  AZ-001 met the primary efficacy endpoint of the clinical trial, which was pain relief at 2-hours post-dose using the IHS 4-point headache pain rating scale, for all three doses of the drug compared to placebo.

Headache Pain Relief (% of Patients)

	Patients 2 Hr Pain
Dose Group	Relief (IHS)	Significance

10.0 mg AZ-001	66.0%	p=0.0013
7.5 mg AZ-001	63.7%	p=0.0046
5.0 mg AZ-001	60.2%	p=0.0076
Placebo	40.8%	na

Note: na = not applicable

Additional Efficacy Endpoints.  Another measure of efficacy was the achievement of a pain-free response at 2 hours, where a patient has a pain score of 0, or “no”, headache pain at the 2-hours post-dose time point. In the trial, AZ-001 showed statistically significant differences from placebo in this measure with 35.0% of patients who received the 10.0 mg dose achieving pain-free status (p=0.0019) and 29.7% of patients who received the 7.5 mg dose achieving pain-free status (p=0.0226). Patients receiving the 5.0 mg dose (21.4%) did not achieve a statistically significant pain-free response, compared to placebo. The rate of pain-free response at 2 hours in patients receiving placebo was 15.3%.

We believe duration of efficacy is an important consideration in developing migraine therapeutics. A commonly used measure of duration of efficacy is the sustained pain-free response, whereby a patient reports a pain-free score at the 2-hour post-dose time point and remains pain-free for the remainder of the study period (up to 24 hours). The 10.0 mg and 7.5 mg doses of AZ-001 showed statistically significant differences in sustained pain-free response, compared to placebo. Sustained pain-free outcomes through 24 hours were observed in 30.1% and 23.1% of total patients in the 10.0 mg and 7.5 mg dose groups, respectively. The placebo dose exhibited a sustained pain-free response in 10.2% of total patients.

AZ-001 exhibited rapid onset of pain relief. The 7.5 mg dose showed statistically significant pain response, compared to placebo, at 15 minutes (p=0.016). At 30 minutes, all three doses of AZ-001 showed statistically significant pain response, compared to placebo; 10 mg (p=0.0056), 7.5 mg (p=0.0003) and 5 mg (p=0.0056).

In addition to the various pain response analyses, we believe migraine-related symptom management is an important consideration in the overall efficacy of a migraine therapy. Important symptoms to be managed in migraine patients are nausea, vomiting, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). Survival analyses for nausea, photophobia and phonophobia over the 2-hour time period post-dose showed a statistically significant difference, compared to placebo. The total patients with vomiting (n=20 in all four dose groups) in the trial were too few to make conclusions about drug effect.

Safety Evaluations.  Side effects were recorded throughout the clinical trial study period and a safety evaluation was made at each patient’s closeout visit. There were no serious adverse events reported during the trial. The most common drug-related side effects reported across all three active dose groups in the clinical trial were taste (25 – 33%), throat irritation (18 – 30%), cough (16 – 30%), somnolence (6 – 10%), breathlessness (2 – 9%), and dizziness (0 – 9%). These side effects appeared to be dose related, with a lower incidence and severity of the side effects generally seen at the lower doses of AZ-001.

Device Performance.  All efficacy and safety analyses were completed on an intent-to-treat basis. Staccato devices used in the clinical trial were returned for analysis of device performance. Preliminary analysis of the returned devices and all devices routinely analyzed during quality control and ongoing stability studies related to the clinical trial materials showed a device mechanical failure rate of less than 1%.

Preclinical Studies

We have completed several preclinical studies of AZ-001 including inhalation toxicology studies in two animal species, cardiovascular and respiratory safety studies in one species, and in vitro and in vivo studies to assess potential gene mutations. In animal toxicology studies of prochlorperazine aerosols involving prolonged daily dosing, we detected changes to, and increases in the number of, the cells in the upper airway of the test animals. The terms for these changes and increases are “squamous metaplasia” and “hyperplasia,” respectively. We also observed lung inflammation in some animals. Squamous metaplasia and hyperplasia occurred at doses that were substantially greater than those administered in our human clinical trials. In subsequent toxicology studies of AZ-001 involving intermittent dosing, we detected lower incidence and severity of squamous metaplasia and hyperplasia in the upper airway of the test animals compared to the daily dosing results. No lung inflammation was observed with intermittent dosing. We do not expect to observe these events when AZ-001 is delivered intermittently and at proportionately lower doses in future toxicology studies. We continue to conduct toxicology and other preclinical studies, including preliminary studies to prepare for potentially required longer term carcinogenicity studies, to generate the preclinical data that will be required to submit a New Drug Application, or NDA, for AZ-001.

AZ-004 (Staccato loxapine for acute agitation)

We are developing AZ-004 for the treatment of acute agitation in patients with schizophrenia. The API of AZ-004 is loxapine, a generic drug belonging to the class of drugs known as antipsychotics. Loxapine is currently approved in oral and injectable (intramuscular only) formulations in the United States for the management of the manifestations of schizophrenia. AZ-004 has been licensed to Symphony Allegro, and we have the right to repurchase all rights to the product candidate.

Market Opportunity

Acute agitation is a severe, disruptive complication of many major psychiatric disorders, including schizophrenia, bipolar disorder and dementia, characterized by an unpleasant degree of arousal, tension and irritability, frequently leading to confusion, hyperactivity and hostility. According to the National Institute of Mental Health, schizophrenia afflicts approximately three million people in the United States. Agitation is one of the most common and severe symptoms of schizophrenia. Patients may seek treatment in a psychiatric services setting or a private psychiatric hospital, and some do not receive treatment. Treated patients are generally given an intramuscular injection of an atypical antipsychotic drug. However, intramuscular injections are invasive, can take 30 to 60 minutes to work, are often disconcerting to patients, and can be dangerous to the medical personnel attempting to give the injection. We believe that many schizophrenic patients can make informed decisions regarding their treatment in an acute imitative state and would prefer a noninvasive treatment. We believe there is a significant unmet medical need for a faster, noninvasive treatment of agitation in schizophrenic patients.

Development Status

Clinical Trials

Clinical Trial Design.  We completed enrollment of a Phase IIa clinical trial in January 2007 and reported initial results of this trial in March 2007. The Phase IIa clinical trial was designed as a multi-center, randomized, double-blind, placebo-controlled study of 120 patients in an in-patient clinical setting. In the trial, two doses of AZ-004 (Staccato loxapine in 5.0 and 10.0 mg doses) and placebo (Staccato device containing no drug) were tested. The primary aim of the clinical trial was to assess the safety and efficacy of a single dose of AZ-004 in acutely treating agitation in schizophrenic patients. Assessments of a patient’s agitation state were conducted at serial time points using both standard agitation scales and objective measures of patient’s movement over a 4-hour period, with follow-up assessments for the next 20 hours. The change in the PANSS (Positive and Negative Symptom Scale) Excited Component (PEC) score at the 2-hour post-dose time point was the primary efficacy measure for the clinical trial. All results were considered statistically significant at the p < 0.05 level and all analyses were made on an intent-to-treat basis. Side effects were recorded throughout the clinical trial study period.

Primary Efficacy Endpoint.  The 10.0 mg dose of AZ-004 met the primary endpoint of the clinical trial, showing a statistically significant improvement, compared to placebo. The 5.0 mg dose of AZ-004 did not achieve statistical significance, compared to placebo.

PEC Scores
(Mean Values)

		2-hour Post
Dose Group	Baseline	Dose	Significance

10.0 mg AZ-004	17.3	8.8	p=0.0005
5.0 mg AZ-004	17.6	10.8	p=0.1067
Placebo	17.7	12.7	na

Note: na = not applicable

Additional Efficacy Endpoints.  The 10.0 mg dose of AZ-004 also exhibited a rapid onset of effect. At 20 minutes post-dose, the 10.0 mg dose showed statistically significant improvement in the PEC scores, compared to placebo. The effectiveness of the 10.0 mg dose was sustained throughout the 24-hour study period, compared to placebo.

Using the Behavioral Activity Rating Scale (BARS), the 10.0 mg dose of AZ-004 showed statistically significant improvement, compared to placebo, beginning at 30 minutes. This response was sustained throughout the 24-hour study period, compared to placebo.

Clinical Global Impression-Severity (CGI-S) scale ratings to measure agitation were completed at baseline, immediately prior to AZ-004 administration. At the 2-hour post-dose time point, a Clinical Global Impression-Improvement (CGI-I) evaluation was completed for each patient. Both the 10.0 mg and the 5.0 mg doses of AZ-004 showed statistically significant improvements in the CGI-I scale, compared to placebo.

Safety Evaluations.  Side effects were recorded throughout the clinical trial period. The administration of AZ-004 was generally safe and well tolerated. The most common side effects reported were unpleasant taste, sedation and dizziness. These side effects were generally mild to moderate in severity, and occurred in both drug and placebo dose groups. There were three serious adverse events reported associated with the trial and all occurred at least one week post dosing. None of these serious adverse events were deemed attributable to study medication.

Device Performance.  All efficacy and safety analyses were completed on an intent-to-treat basis. Staccato devices used in the clinical trial were returned for analysis of device performance. Preliminary analysis of the returned devices and all devices routinely analyzed during quality control and ongoing stability studies related to the clinical trial materials showed a device mechanical failure rate of less than 1%.

Preclinical Studies

Loxapine has been approved for marketing in oral and injectable forms. There are publicly available safety pharmacology, systemic toxicology, carcinogenicity and reproductive toxicology data we will be able to use for our regulatory filings. Therefore, our preclinical development testing is primarily focused on assessing the local tolerability of inhaled loxapine. Our two preclinical inhalation toxicology studies with loxapine have indicated that it was generally well tolerated. We continue to conduct toxicology, including extended duration exposure testing, and other preclinical studies to generate the data that will be required to submit an NDA for AZ-004.

AZ-002 (Staccato alprazolam)

We are developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. Although there are several chronic treatments approved to treat panic disorder, there are currently no approved drugs to acutely treat associated panic attacks. The API of AZ-002 is alprazolam, a drug belonging to the class of drugs known as benzodiazepines. Alprazolam is currently approved in oral formulations in the United States for use in the management of anxiety disorder, for the short term relief of symptoms of anxiety, for anxiety associated with depression, and for the treatment of panic disorder with or without agoraphobia, or abnormal fear of being in public places. We believe alprazolam is one of the most frequently prescribed psychoactive drugs in the United States. Alprazolam oral tablet formulations are usually prescribed for a short-duration course of therapy of a few days to a few weeks with the goal of reducing the frequency of symptoms of anxiety or panic disorder, including panic attacks. However, the oral tablet formulations are not intended to acutely treat or reduce the severity of panic attacks when they occur. We believe alprazolam’s demonstrated ability to reduce the frequency of panic attacks, coupled with the noninvasive nature and pharmacokinetic, or PK, properties of the aerosolized form of alprazolam produced by our Staccato system, make AZ-002 a viable product candidate for the acute treatment of panic attacks. Pharmacokinetics is the analysis of absorption, distribution, metabolism and excretion of a drug by the body. AZ-002 has been licensed to Symphony Allegro, and we have the right to repurchase all rights to the product candidate.

Market Opportunity

According to the National Institute of Mental Health and other sources, approximately 2.4 million people in the United States suffer from panic disorder, a condition characterized by the frequent, unpredictable occurrence of panic attacks. Approximately 60% of patients seek treatment for their panic attacks. The current leading treatments for panic disorder are selective serotonin reuptake inhibitors, or SSRIs, taken prophylactically on a daily basis. Clinical literature indicates that approximately 46% of patients suffering from anxiety disorders, including panic disorder, are also prescribed benzodiazepines to take on an “as-needed” basis, indicating a level of ineffective treatment with the SSRIs alone. In addition, patients initiating SSRI drug therapy often do not experience therapeutic effects for several weeks and during this time may experience breakthrough panic attacks.

We believe some physicians may generally prescribe benzodiazepines for patients to take as needed, when they feel a panic attack coming on, or during an attack. However, because the symptoms of a panic attack typically have a rapid onset and last less than 30 minutes, we believe oral benzodiazepines often do not work fast enough to provide patients with adequate relief.

Development Status

Clinical Trials

In April 2006, we initiated a Phase IIa proof-of-concept clinical trial with AZ-002 in patients with panic disorder. The primary aim of the clinical trial is to assess the safety and efficacy of a single dose of AZ-002 in treating a pharmacologically-induced panic attack. Changes in the intensity and the duration of the induced panic attack, using psychological and physiological measurements, are being evaluated at multiple time points during the study. Some of the first patients dosed in the study exhibited a higher level of sedation than had been observed at the same dose in healthy volunteers in the AZ-002 Phase I study. In consultation with the clinical investigator, we modified the protocol to reduce the dose of AZ-002 and to include an open label lead-in stage of the study in which patient sedation will be assessed. Once an acceptable dose of AZ-002 is determined from this lead-in stage, the randomized, double-blind proof-of-concept stage of the study will begin, as originally designed. To facilitate patient enrollment in the clinical trial, we recruited two additional clinical sites to conduct the study. In the manufacture of the new dosage strengths required for the amended protocol, a higher variability of the alprazolam emitted dose was observed. Further testing showed that alprazolam aerosols are electrically charged leading to variable deposition on the internal airway housing of the device. We believe this aerosol characteristic is unique to alprazolam and it has not been observed in our other development product candidates. Consequently, the manufacturing process for AZ-002 was modified to incorporate a conductive airway housing to reduce the effects of the electrically charged aerosol. We have manufactured AZ-002 using the new airway housing, and we believe this change has resolved the aerosol emitted dose variability. In April 2007, we reinitiated dosing in the clinical trial with the lower dose of AZ-002.

We completed a Phase I clinical trial of AZ-002 in healthy volunteers in September 2005. The purpose of this trial was to assess the safety, tolerability and PK properties of AZ-002. Using a dose escalation design, five doses (0.125 mg to 2.0 mg) of AZ-002 or placebo were studied in a total of 50 subjects. Results from the trial showed that AZ-002 was generally well tolerated at all doses. There were no serious adverse events and the side effects observed across all the dose groups were rated as mild or moderate in severity. These side effects included dizziness, sleepiness, fatigue and unpleasant taste. Across all doses, the PK analyses revealed dose proportional plasma concentration of alprazolam and peak plasma levels were generally reached within the first few minutes after dosing.

Preclinical Studies

Alprazolam has been approved for marketing in oral tablet form. There are publicly available safety pharmacology, systemic toxicology, carcinogenicity and reproductive toxicology data that we will be able to use for our regulatory filings. Therefore, our preclinical development plan is primarily focused on assessing the local tolerability of inhaled alprazolam. To date, our two preclinical inhalation toxicology studies with inhaled alprazolam have indicated that it is generally well tolerated. We continue to conduct safety assessments, including extended duration exposure testing in toxicology studies to generate the preclinical data that will be required to submit an NDA for AZ-002.

AZ-003 (Staccato fentanyl)

We are developing our product candidate AZ-003 for the treatment of acute pain episodes in postoperative patients and in patients with breakthrough cancer pain. The API of AZ-003 is fentanyl, a drug belonging to the class of drugs known as opioid analgesics. Fentanyl is currently approved in three different formulations in the United States for the management of various types of pain: injectable, transmucosal, which deliver drugs through the mucous membranes of the mouth or nose, and transdermal, which deliver drug through the skin. Since the Staccato system technology can incorporate lockout and multiple dose features, we believe that AZ-003 will facilitate patient titration to the minimum effective drug dose in a safe, convenient, easy to use and simple delivery system. In addition, we believe the incorporation of patient lockout features may be a significant safety advantage and has the potential to prevent diversion, or use by individuals who have not been prescribed the drug. We plan no additional clinical development of AZ-003 during 2007 unless we are able to secure a corporate partner to support continued clinical and device development.

Market Opportunity

Based on our analysis of industry data and clinical literature, we believe over 25 million postoperative patients experience inadequate pain relief, despite receiving some form of pain management and, according to a three month study on cancer pain by Portenoy and Hagen (1990) and a cross-sectional study on cancer pain by Caraceni (2004), approximately 65% of patients diagnosed with cancer pain experience breakthrough cancer pain. A patient controlled analgesia, or PCA, IV pump is often used directly after surgery so the patient can achieve quick pain relief as needed. The PCA pump approach generally works well, but typically requires patients to remain in the hospital with an IV line in place. Physicians generally treat cancer pain using a combination of a chronic, long-acting drug and an acute or rapid acting drug for breakthrough pain. Treating a breakthrough pain episode with an oral medication is difficult due to the slow onset of therapeutic effect. However, patients usually also find more invasive, injectable treatments undesirable. Based on preclinical testing, we believe the PK of fentanyl delivered using a Staccato system will be similar to the PK of IV fentanyl administration. We believe many patients would benefit from a noninvasive but fast acting therapy that allows them to titrate the amount of pain medication to the amount of pain relief required.

Development Status

Clinical Trials

We have completed the initial analysis of the top-line results of our Phase I clinical trial with AZ-003 in December 2006. The primary aims of the Phase I clinical trial were to evaluate the arterial PK and absolute bioavailability for AZ-003 by comparing the AZ-003 profile to that of IV fentanyl, and to examine the pharmacodynamics, tolerability and safety of AZ-003 in opioid naive healthy subjects. The trial enrolled 50 subjects and was conducted at a single clinical center in two stages. Stage 1 of the protocol was an open-label, crossover comparison of a 25 g dose of AZ-003 by a single inhalation and the same dose of fentanyl administered intravenously over five seconds. Stage 2 of the protocol was a randomized double-blind, placebo-controlled, dose escalation of AZ-003 evaluating cumulative doses of 50, 100, 150 and 300 g of fentanyl. A 25 g individual dose of fentanyl was inhaled once in Stage 1, or 2, 4 or 6 times at 4 minute intervals for the first four different cohorts in Stage 2. A fifth cohort in Stage 2 received a 150 g dosing sequence starting at time zero and then a second 150 g dosing sequence starting at 60 minutes after the first dose, for a cumulative dose of 300 g. In addition to comprehensive PK sample collection, pharmacodynamic data were generated using pupilometry, a surrogate measure used to assess the functional activity of opioids.

The AZ-003 PK was substantially equivalent to the IV fentanyl PK, with similar peak plasma concentration (Cmax), time to maximum plasma concentration (Tmax) and area under the curve concentration (AUC). These data suggest complete bioavailability of the inhaled dose. Mean peak arterial plasma concentrations were observed within 30 seconds for both administration routes. In Stage 2 of the clinical trial, ascending doses of AZ-003 controlled by the Staccato device, exhibited dose-proportionality of fentanyl throughout the dosing range from 50g to 300 g, following an AUC analysis. There were no serious adverse events attributable to AZ-003, and the results from the clinical study showed that AZ-003 was generally safe and well tolerated at all doses.

During 2007, final study reports will be completed, and we plan to present data from this trial in both scientific and medical forums. This is the first product candidate under development utilizing our Staccato Electric Multiple Dose system.

Preclinical Studies

Fentanyl is approved for marketing in injectable, transdermal and transmucosal forms. We are able to use publicly available safety pharmacology, systemic toxicology and reproductive toxicology data for our regulatory filings. Therefore, our preclinical development testing is primarily focused on assessing the local tolerability of inhaled fentanyl. Our two preclinical inhalation toxicology tests in two animal species with fentanyl have indicated that it was generally well tolerated.

Product Candidate Selection

We believe our Staccato system is broadly applicable to a large number of medically important small molecule compounds that could be useful in the treatment of acute and intermittent conditions. Since our inception, we have undertaken technical feasibility screening of approximately 400 compounds, which has resulted in the identification of approximately 200 compounds that have demonstrated initial vaporization feasibility. We intend to continue to screen additional drug compounds for vaporization feasibility with our Staccato system.

Once we have established initial vaporization feasibility, we conduct experiments and activities designed to identify viable product candidates. These experiments and activities include calculation of emitted doses, analysis of whether or not the emitted dose would be therapeutic, particle size analyses, early product stability studies and comprehensive medical and market needs assessments. After completion of these experiments and activities, a formal Product Selection Advisory Board, or PSAB, composed of employees and outside experts, is convened to evaluate these data.

After a positive PSAB decision, we initiate preclinical pharmacology and toxicology studies, with the intent of filing an IND upon successful completion of our preclinical studies. During this preclinical period, we also manufacture toxicology study supplies and initiate the manufacturing scale-up to move the product candidate through manufacturing design verification testing and the production of clinical trial materials.

We believe that, with the current development status of our single dose device, we can move a compound from initial screening through filing of an IND in 12 to 18 months. In addition, we believe that the broad applicability of our Staccato technology will allow us to file one IND in 2007 and one to two INDs per year thereafter, as our resources permit.

Our Strategy

We intend to develop an extensive portfolio of products. Key elements of our strategy include:

•	Focus on Acute and Intermittent Conditions. We focus our development and commercialization efforts on product candidates based on our Staccato technology that are intended to address important unmet medical and patient needs in the treatment of acute and intermittent conditions. To meet these needs, we believe that products that provide rapid onset, ease of use, noninvasive administration and, in some cases, patient titration of dose are required.

•	File One to Two INDs Per Year. We have identified approximately 200 existing drugs that have shown initial vaporization feasibility using our Staccato system technology. We continue to screen and evaluate additional drugs as well as evaluate and develop screened drugs that have demonstrated initial vaporization feasibility. We plan to file one IND in 2007 and one to two INDs per year thereafter, as our resources permit.

•	Develop Commercialization Capabilities. We intend to build our own U.S. based specialty sales force to market and sell any future products that address focused patient or prescriber markets, such as psychiatrists.

•	Establish Strategic Partnerships. We intend to strategically partner with pharmaceutical, biotechnology and other companies to address markets that may require a larger sales force, greater marketing resources or specific expertise to maximize the value of some product candidates. For example, our arrangement with Symphony Allegro provided development capital. We also intend to seek international distribution partners for other product candidates. We may also enter into strategic partnerships with other pharmaceutical companies to combine our Staccato system with their proprietary compounds.

•	Retain and Control Product Manufacturing. We own all manufacturing rights to our product candidates. We intend to internally complete the final manufacture and assembly of our product candidates and any future products, potentially enabling greater intellectual property protection and economic return from our future products. We also believe controlling the final manufacture and assembly reduces the risk of supply interruptions and allows more cost effective manufacturing.

Licensing Collaborations

Symphony Allegro, Inc.

In December 2006, we entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004, Staccato loxapine. Pursuant to the agreements, Symphony Capital LLC, a wholly owned subsidiary of Symphony Holdings LLC, and its investors have invested $50 million to form Symphony Allegro, Inc., or Symphony Allegro, to fund additional clinical and nonclinical development of Staccato alprazolam and Staccato loxapine. We have exclusively licensed to Symphony Allegro certain intellectual property rights related to Staccato alprazolam and Staccato loxapine. We have retained manufacturing rights to these two product candidates. We continue to be primarily responsible for the development of these two product candidates in accordance with a development plan and related development budgets. Pursuant to the agreements, we have an exclusive purchase option that gives us the right, but not the obligation, to acquire all, but not less than all, of the equity of Symphony Allegro, and reacquire the intellectual property rights that we licensed to Symphony Allegro. This purchase option is exercisable at predetermined prices between December 1, 2007 and December 1, 2010, subject to an earlier exercise right in limited circumstances. The purchase option exercise price may be paid in cash or in a combination of cash and our common stock, in our sole discretion, provided that the common stock portion may not exceed the lesser of (1) 40% of the purchase option exercise price and (2) 10% of our common stock issued and outstanding as of the purchase option closing date. If we pay a portion of the purchase option exercise price in shares of our common stock, we will be required to register the resale of such shares under a registration statement pursuant to the terms of a registration rights agreement. If we do not exercise our purchase option by December 1, 2010, Symphony Allegro will retain its exclusive license to develop and commercialize Staccato alprazolam and Staccato loxapine for all indications, and we will manufacture and sell Staccato alprazolam and Staccato loxapine to Symphony Allegro or its sublicensee for those purposes. Pursuant to a warrant purchase agreement, we issued to Symphony Allegro Holdings, LLC a warrant with a five-year term to purchase 2,000,000 shares of our common stock at $9.91 per share. We also paid a transaction structuring fee of $2.5 million and reimbursed approximately $325,000 of Symphony Allegro’s transaction expenses to Symphony Allegro Holdings LLC.

Manufacturing

We manufacture our product candidates with components supplied by vendors and with parts manufactured in-house. We believe that manufacturing our product candidates will potentially enable greater intellectual property protection and economies of scale and decrease the risk of supply interruptions.

We outsource the production of some components of our product candidates, including the printed circuit boards and the molded plastic airways. We currently use single source suppliers for these components, as well as for the API used in each of our product candidates. We may outsource the heat packages used in the single dose version of our Staccato system device in the future. We do not carry a significant inventory of these components, and establishing additional or replacement suppliers for any of these components may not be accomplished quickly, or at all, and could cause significant additional expense. Our suppliers have no contractual obligations to continue to supply us with any of the components necessary to manufacture our product candidates. Any supply interruption from our vendors would limit our ability to manufacture our product candidates and could delay clinical trials for, and regulatory approval of, our product candidates.

In October 2005, we entered into a joint development agreement with Autoliv ASP, Inc. under which we have agreed to share development costs for future versions of the heat packages for our single dose device for use in Phase III clinical trials and potential commercialization. Autoliv has agreed to exclusively collaborate with us to develop products intended for pulmonary drug delivery. Under the agreement, we are developing with Autoliv the specifications for the heat packages, delivery timetables and the manufacturing processes. If Autoliv is able to produce the heat packages according to specifications to be defined for the final product, Autoliv will have the option to negotiate with us a supply agreement to provide heat packages for our anticipated needs. Under the terms of the development agreement, we and Autoliv have each agreed to contribute $2,500,000 toward the development efforts. Our contribution is expected to include $1,750,000 for purchases of equipment and $750,000 for co-development efforts. The development agreement may be terminated by us upon 60 days written notice. If we terminate the agreement without any breach by Autoliv, we will be required to pay Autoliv $278,000 per calendar quarter or portion thereof elapsed after October 2005 and up to the date of termination. Upon such termination, Autoliv is obligated to grant us a license to their know how and patents necessary or useful for the manufacture, use or sale of the heat packages, if any, and we are required to pay Autoliv a royalty of $0.04 per unit we sell that uses their technology. We have not finalized the specifications or budget for the heat packages or timing for a supply agreement with Autoliv, and we may never reach agreement with Autoliv on the terms of a supply agreement.

The heat packages for our single dose device are manufactured by coating energetic materials on the inside surface of the metal substrate. After inspection and qualification, we assemble the components of our product candidates and coat the exterior of the metal substrate with a thin film of API. We then place the plastic airway around the assembly and package a completed device in a pharmaceutical-grade foil pouch. The controller for our multiple dose design includes the battery power source for heating the individual metal substrates, a microprocessor that directs the electric current to the appropriate metal substrate at the appropriate time, and an icon-based LCD that shows the number of doses remaining in the dose cartridge and the controller status. We may need to develop additional versions of our devices for future product candidates.

We believe we have developed quality assurance and quality control systems applicable to the design, manufacture, packaging, labeling and storage of our product candidates in compliance with applicable regulations. These systems include extensive requirements with respect to quality management and organization, product design, manufacturing facilities, equipment, purchase and handling of components, production and process controls, packaging and labeling controls, device evaluation, distribution and record keeping.

In August 2006, we executed a lease for a new facility in Mountain View, California. In 2007, we intend to build a current good manufacturing practices, or cGMP, compliant pilot manufacturing facility in this new location and plan to move our operations to the Mountain View facility by the end of 2007. We intend the pilot manufacturing facility to be capable of manufacturing materials for toxicology studies and clinical trial materials for future clinical trials.

Marketing and Sales

We intend to establish a focused U.S. based specialty sales force to market and sell any future products, once approved, to specialty physicians for specific target indications. For any products that address larger U.S. therapeutic markets and for international markets, we intend to establish development and commercialization partnerships with pharmaceutical and biotechnology companies. We would enter into these strategic partnerships to accelerate regulatory approval and product introduction, and to maximize the commercial opportunity.

Government Regulation

The testing, manufacturing, labeling, advertising, promotion, distribution, export and marketing of our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. Our product candidates include drug compounds incorporated into our delivery device and are considered “combination products” in the United States. We have agreed with the U.S. Food and Drug Administration, or FDA, that our product candidates will be reviewed by the FDA’s Center for Drug Evaluation and Research. The FDA, under the Federal Food, Drug and Cosmetic Act, or FDCA, regulates pharmaceutical products in the United States. The steps required before a drug may be approved for marketing in the United States generally include:

•	preclinical laboratory studies and animal tests;

•	the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials commence;

•	adequate and well controlled human clinical trials to establish the safety and efficacy of the product;

•	the submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with cGMP. In addition, the FDA may audit clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA.

The testing and approval process requires substantial time, effort and financial resources, and the receipt and timing of any approval is uncertain. Preclinical studies include laboratory evaluations of the product candidate, as well as animal studies to assess the potential safety and efficacy of the product candidate. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of the IND, which must become effective before clinical trials may be commenced. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concerns or questions about the conduct of the trials as outlined in the IND prior to that time. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.

Clinical trials involve the administration of the product candidates to healthy volunteers or patients under the supervision of a qualified principal investigator. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

Clinical trials typically are conducted in three sequential phases prior to approval, but the phases may overlap. A fourth, or post-approval, phase may include additional clinical studies. These phases generally include the following:

•	Phase I. Phase I clinical trials involve the initial introduction of the drug into human subjects, frequently healthy volunteers. These studies are designed to determine the metabolism and pharmacologic actions of the drug in humans, the adverse effects associated with increasing doses and, if possible, to gain early evidence of effectiveness. In Phase I, the drug is usually tested for safety, including adverse effects, dosage tolerance, absorption, distribution, metabolism, excretion and pharmacodynamics.

•	Phase II. Phase II clinical trials usually involve studies in a limited patient population to (1) evaluate the efficacy of the drug for specific, targeted indications; (2) determine dosage tolerance and optimal dosage; and (3) identify possible adverse effects and safety risks. Although there are no statutory or regulatory definitions for Phase IIa and Phase IIb, Phase IIa is commonly used to describe a Phase II clinical trial evaluating efficacy, adverse effects and safety risks and Phase IIb is commonly used to describe a subsequent Phase II clinical trial that also evaluates dosage tolerance and optimal dosage.

•	Phase III. If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II studies, the clinical trial program will be expanded to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population at geographically dispersed clinical trial sites. Phase III studies usually include several hundred to several thousand patients.

•	Phase IV. Phase IV clinical trials are studies required of, or agreed to, by a sponsor that are conducted after the FDA has approved a product for marketing. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as Phase III/IV post approval clinical trials. Failure to promptly conduct Phase IV clinical trials could result in withdrawal of approval for products approved under accelerated approval regulations.

In the case of products for the treatment of severe or life threatening diseases, the initial clinical trials are sometimes conducted in patients rather than in healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such clinical trials may provide evidence of efficacy traditionally obtained in Phase II clinical trials. These trials are referred to frequently as Phase I/II clinical trials. The FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The results of preclinical studies and clinical trials, together with detailed information on the manufacture and composition of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product. Generally, regulatory approval of a new drug by the FDA may follow one of three routes. The most traditional of these routes is the submission of a full NDA under Section 505(b)(1) of the FDCA. A second route, which is possible where an applicant chooses to rely in part on the FDA’s conclusion about the safety and effectiveness of previously approved drugs is to submit a more limited NDA described in Section 505(b)(2) of the FDCA. The final route is the submission of an Abbreviated New Drug Application for products that are shown to be therapeutically equivalent to previously approved drug products as permitted under Section 505(j) of the FDCA. We do not expect any of our product candidates to be submitted under Section 505(j). Both Section 505(b)(1) and Section 505(b)(2) applications are required by the FDA to contain full reports of investigations of safety and effectiveness. However, in contrast to a traditional NDA submitted pursuant to Section 505(b)(1) in which the applicant submits all of the data demonstrating safety and effectiveness, we believe an application submitted pursuant to Section 505(b)(2) can rely upon findings by the FDA that the parent drug is safe and effective in that indication. As a consequence, the preclinical and clinical development programs leading to the submission of an NDA under Section 505(b)(2) may be less expensive to carry out and can be concluded in a shorter period of time than programs required for a Section 505(b)(1) application. In its review of any NDA submissions, however, the FDA has broad discretion to require an applicant to generate additional data related to safety and efficacy and it is impossible to predict the number or nature of the studies that may be required before the FDA will grant approval. Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA changes its interpretation of Section 505(b)(2), this could delay or even prevent the FDA from approving any Section 505(b)(2) NDA that we submit.

To the extent that a Section 505(b)(2) applicant is relying on the FDA’s findings for an already-approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. A certification that the new product will not infringe the already approved products’ Orange Book-listed patents or that such patents are invalid is called a paragraph IV certification, and could be challenged in court by the patent owner or holder of the application of the already approved products. This could delay the approval of any Section 505(b)(2) application we submit. In addition, any period of marketing exclusivity applicable to the already approved product might delay approval of any Section 505(b)(2) application we submit. Any Section 505(b)(1) or Section 505(b)(2) application we submit for a drug product containing a previously approved API might be eligible for three years of marketing exclusivity, provided new clinical investigation that were conducted or sponsored by the applicant are essential to the FDA’s approval of the application. Five years of marketing exclusivity is granted if FDA approves an NDA for a new chemical entity. In addition, we can list in the FDA’s Orange Book publication any of our patents claiming the drug product, drug substance or that cover an approved method-of-use. In order for a generic applicant to rely on the FDA’s approval of any NDA we submit, such generic applicant must certify to any Orange Book listed patents and might be subject to any marketing exclusivity covering our approved drug product.

In the NDA submissions for our product candidates that are currently undergoing clinical trials, we intend to follow the development pathway permitted under the FDCA that we believe will maximize the commercial opportunities for these product candidates. We are currently pursuing the Section 505(b)(2) application route for our product candidates. As such, we intend to engage in discussions with the FDA to determine which, if any, portions of our development program can be modified, based on previous FDA findings of a drug’s safety and effectiveness.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured, whether ours or our third party manufacturers’, and will not approve the product unless the manufacturing facility complies with cGMP. The FDA reviews all NDA’s submitted before it accepts them for filing and may request additional information rather than accept an NDA for filing. Once the NDA submission has been accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA has 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA does not always meet the PDUFA goal dates for standard and priority NDA’s. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may delay approval of an NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. FDA approval of any NDA submitted by us will be at a time the FDA chooses. Also, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed. Once approved, the FDA may withdraw the product approval if compliance with pre and post-marketing regulatory requirements and conditions of approvals are not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase IV studies, to monitor the effect of approved products and may limit further marketing of the product based on the results of these post-marketing studies.

If we obtain regulatory approval for a product, this clearance will be limited to those diseases and conditions for which the product is effective, as demonstrated through clinical trials. Even if this regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA and, in our case, the State of California. Discovery of previously unknown problems with a medicine, device, manufacturer or facility may result in restrictions on the marketing or manufacturing of an approved product, including costly recalls or withdrawal of the product from the market. The FDA has broad post-market regulatory and enforcement powers, including the ability to suspend or delay issuance of approvals, seize or recall products, withdraw approvals, enjoin violations and institute criminal prosecution.

In addition to regulation by the FDA and certain state regulatory agencies, the United States Drug Enforcement Administration, or DEA, imposes various registration, recordkeeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products under the Controlled Substances Act. A principal factor in determining the particular requirements, if any, applicable to a product is its actual or potential abuse profile. The DEA regulates drug substances as Schedule I, II, III, IV or V substances, with Schedule I and II substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Our product candidates AZ-002 (alprazolam) and AZ-003 (fentanyl) are Schedule IV and II controlled substances, respectively, and are subject to DEA regulations relating to manufacturing, storage, distribution and physician prescription procedures, and the DEA regulates the amount of the scheduled substance that would be available for clinical trials and commercial distribution. As a Schedule II substance, fentanyl is subject to additional controls, including quotas on the amount of product that can be manufactured and limitations on prescription refills. We have received necessary registrations from the DEA for the manufacture of AZ-002 and AZ-003. The DEA periodically inspects facilities for compliance with its rules and regulations. Failure to comply with current and future regulations of the DEA could lead to a variety of sanctions, including revocation, or denial of renewal of DEA registrations, injunctions, or civil or criminal penalties, and could harm our business and financial condition.

The single dose design of our Staccato system uses what we refer to as “energetic materials” to generate the rapid heating necessary for vaporizing the drug while avoiding degradation. Manufacture of products containing these types of materials is controlled by the Bureau of Alcohol, Tobacco, Firearms and Explosives, or ATF, under 18 United States Code Chapter 40. Technically, the energetic materials used in our Staccato system are classified as “low explosives,” and we have been granted a license/permit by the ATF for the manufacture of such low explosives.

Additionally, due to inclusion of the energetic materials in our Staccato system, shipments of the single dose design of our Staccato system are regulated by the Department of Transportation, or DOT, under Section 173.56, Title 49 of the United States Code of Federal Regulations. The single dose version of our Staccato device has been granted “Not Regulated as an Explosive” status by the DOT.

We have received funding for one or more research projects from a funding agency of the United States government, and inventions conceived or first actually reduced to practice during the performance of the research project are subject to the rights and limitations of certain federal statutes and various implementing regulations known generally and collectively as the “Bayh-Dole Requirements.” As a funding recipient, we are subject to certain invention reporting requirements, and certain limitations are placed on assignment of the invention rights. In addition, the federal government retains a non-exclusive, irrevocable, paid-up license to practice the invention and, in exceptional cases, the federal government may seek to take title to the invention.

We also will be subject to a variety of foreign regulations governing clinical trials and the marketing of any future products. Outside the United States, our ability to market a product depends upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. In any country, however, we will only be permitted to commercialize our products if the appropriate regulatory authority is satisfied that we have presented adequate evidence of safety, quality and efficacy. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The time needed to secure approval may be longer or shorter than that required for FDA approval. The regulatory approval and oversight process in other countries includes all of the risks associated with the FDA process described above.

Pharmaceutical Pricing and Reimbursement

In both domestic and foreign markets, our ability to commercialize successfully and attract strategic partners for our product candidates depends in significant part on the availability of adequate coverage and reimbursement from third party payors, including, in the United States, governmental payors such as the Medicare and Medicaid programs, managed care organizations, and private health insurers. Third party payors are increasingly challenging prices charged for medical products and services and examining their cost effectiveness, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost effectiveness of any future products. Even with studies, our product candidates may be considered less safe, less effective or less cost effective than existing products, and third party payors therefore may not provide coverage and reimbursement for our product candidates, in whole or in part.

Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental changes. There have been, and we expect there will continue to be, a number of legislative and regulatory proposals to change the healthcare system in ways that could significantly affect our business. We anticipate that Congress, state legislatures and the private sector will continue to consider and may adopt healthcare policies intended to curb rising healthcare costs. These cost containment measures include:

•	controls on government funded reimbursement for medical products and services;

•	controls on healthcare providers;

•	challenges to the pricing of medical products and services or limits or prohibitions on reimbursement for specific products and therapies through other means;

•	reform of drug importation laws; and

•	expansion of use of managed care systems in which healthcare providers contract to provide comprehensive healthcare for a fixed cost per person.

We are unable to predict what additional legislation, regulations or policies, if any, relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future or what effect such legislation, regulations or policies would have on our business. Any cost containment measures, including those listed above, or other healthcare system reforms that are adopted could have a material adverse effect on our ability to operate profitably.

Patents and Proprietary Rights

We actively seek to patent the technologies, inventions and improvements we consider important to the development of our business. In addition, we rely on trade secrets and contractual arrangements to protect our proprietary information. Some areas for which we seek patent protection include:

•	the Staccato system and its components;

•	methods of using the Staccato system;

•	the aerosolized form of drug compounds produced by the Staccato system; and

•	methods of making and using the drug containing aerosols, including methods of administering the aerosols to a patient.

As of March 15, 2007, we held over 75 issued and allowed U.S. and international patents. Most of our patents are directed to compositions for delivery of an aerosol comprising drugs other than our lead product candidates described below, and cover the process for producing these aerosols using the Staccato technology. As of that date, we held over 50 additional pending patent applications in the United States. We also hold approximately 150 pending corresponding foreign patent applications or Patent Cooperation Treaty applications that will permit us to pursue additional patents outside of the United States. The claims in these various patents and patent applications are directed to various aspects of our drug delivery devices and their components, methods of using our devices, drug containing aerosol compositions and methods of making and using such compositions.

AZ-001 (Staccato prochlorperazine)

One of our issued U.S. patents covers compositions for delivery of a condensation aerosol comprising prochlorperazine and covers the process for producing such condensation aerosol using the Staccato system technology. This patent will not expire until 2022. Counterparts to this patent are pending in a number of foreign jurisdictions, including Europe. We also have three other U.S. patents directed to condensation aerosol compositions for delivery of prochlorperazine, kits containing devices for forming such compositions, and methods of administering such compositions.

AZ-004 (Staccato loxapine)

One of our issued U.S. patents covers compositions for delivery of a condensation aerosol comprising loxapine and covers the process for producing such condensation aerosol using the Staccato system technology. This patent will not expire until 2022. Counterparts to this patent are pending in a number of foreign jurisdictions, including Europe. We also have three other U.S. patents directed to condensation aerosol compositions for delivery of loxapine, kits containing devices for forming such compositions and methods of administering such compositions.

AZ-002 (Staccato alprazolam)

One of our issued U.S. patents covers compositions for delivery of a condensation aerosol comprising alprazolam and covers the process for producing such condensation aerosol using the Staccato system technology. This patent will not expire until 2022. Counterparts to this patent are pending in a number of foreign jurisdictions, including Europe. We also have three other U.S. patents directed to condensation aerosol compositions for delivery of alprazolam, kits containing devices for forming such compositions, and methods of administering such compositions.

AZ-003 (Staccato fentanyl)

One of our issued U.S. patents covers compositions for delivery of a condensation aerosol comprising fentanyl and covers the process for producing such condensation aerosol using the Staccato system technology. This patent will not expire until 2022. Counterparts to this patent are pending in a number of foreign jurisdictions, including Europe. We also have three other U.S. patents directed to condensation aerosol compositions for delivery of fentanyl, kits containing devices for forming such compositions, and methods of administering such compositions.

Competition

The pharmaceutical and biotechnology industries are intensely competitive. Many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations are actively engaged in research and development of products targeting the same markets as our product candidates. Many of these organizations have substantially greater financial, research, drug development, manufacturing and marketing resources than we have. Large pharmaceutical companies in particular have extensive experience in clinical testing and obtaining regulatory approvals for drugs. Our ability to compete successfully will depend largely on our ability to:

•	develop products that are superior to other products in the market;

•	attract and retain qualified scientific, product development and commercial personnel;

•	obtain patent and/or other proprietary protection covering our future products and technologies;

•	obtain required regulatory approvals; and

•	successfully collaborate with pharmaceutical and biotechnology companies in the development and commercialization of new products.

We expect any future products we develop to compete on the basis of, among other things, product efficacy and safety, time to market, price, extent of adverse side effects experienced and convenience of treatment procedures. One or more of our competitors may develop products based upon the principles underlying our proprietary technologies earlier than we do, obtain approvals for such products from the FDA more rapidly than we do or develop alternative products or therapies that are safer, more effective and/or more cost effective than any future products developed by us. In addition, our ability to compete may be affected if insurers and other third party payors encourage the use of generic products through other routes of administration, making our pulmonary delivery products less attractive from a cost perspective.

Any future products developed by us would compete with a number of alternative drugs and therapies, including the following:

•	AZ-001 would compete with available triptan drugs, such as Imitrex®, Zomig® and Maxalt®, and IV prochlorperazine;

•	AZ-004 would compete with the injectable form of loxapine (Loxitane®) and other antipsychotic drugs, such as Zyprexa® and Geodon®;

•	AZ-002 would compete with the oral tablet form of alprazolam and other benzodiazepines and antidepressant drugs, such as Klonopin®, Paxil®, Prozac® and Effexor®; and

•	AZ-003 would compete with injectable and other forms of fentanyl and various generic oxycodone, hydrocodone and morphine products.

Many of these existing drugs have substantial current sales and long histories of effective and safe use. In addition to currently marketed drugs, we believe there are a number of drug candidates in clinical trials that, if approved in the future, would compete with any future products we may develop.

Employees

As of March 15, 2007, we had 141 full time employees, 30 of whom held Ph.D. or M.D. degrees and 98 of whom were engaged in full time research and development activities. We plan to continue to expand our product candidate development programs and hire additional staff to facilitate this growth. We continue to search for qualified individuals with interdisciplinary training to address the various aspects and applications of our development candidates and our technologies. None of our employees is represented by a labor union, and we consider our employee relations to be good.

Corporate Information

We were incorporated in the state of Delaware on December 19, 2000 as FaxMed, Inc. In June 2001, we changed our name to Alexza Corporation and in December 2001 we became Alexza Molecular Delivery Corporation. In July 2005, we changed our name to Alexza Pharmaceuticals, Inc.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES FOR NON-U.S. HOLDERS

The following summary describes the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of common stock acquired in this offering by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, partnerships and other pass-through entities, and investors in such pass-through entities, that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or Code. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those discussed below.

The following discussion is for general information only and is not tax advice. Persons considering the purchase of common stock are urged to consult their own tax advisors concerning the United States federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction including any state, local or foreign tax consequences.

Except as otherwise described in the discussion of estate tax below, a “Non-U.S. Holder” is a beneficial holder of common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial holder of common stock that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership acquires common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding the common stock are urged to consult their tax advisors.

Dividends

Dividends paid to a Non-U.S. Holder, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated rates. A Non-U.S. Holder must satisfy certain certification and disclosure requirements for its effectively connected income to be exempt from withholding (including the provision of a properly executed Form W-8ECI (or successor form)). Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is entitled to treaty benefits or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder of common stock may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the United States Internal Revenue Service, or IRS.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the company is or has been a “United States real property holding corporation” for United States federal income tax purposes.

An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale at applicable graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

The company believes it is not, has not been and does not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If our current view is incorrect or if we become a United States real property holding corporation in the future, and our common stock is regularly traded on an established securities market, a Non-U.S. Holder who (actually or constructively (applying certain ownership attribution rules)) holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock would be subject to United States federal income tax on a disposition of the common stock (at applicable graduated United States federal income tax rates) but other Non-U.S. holders generally would not be. If the common stock is not so traded, all Non-U.S. holders would be subject to United States federal income tax on disposition of the common stock.

Information Reporting and Backup Withholding

The company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding with respect to dividends unless the Non-U.S. Holder provides a properly executed Form W-8BEN (or other applicable form) certifying that it is a non-U.S. person or otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale (including a redemption) of common stock within the United States or conducted through United States related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Federal Estate Tax

The estates of nonresident alien individuals are generally subject to United Stated federal estate tax on property with a United States situs. Because we are a United States corporation, common stock owned or treated as owned by an individual who is not a citizen or resident of the United States, as specifically defined for United States federal estate tax purposes, at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Under the terms and subject to the conditions in a purchase agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Pacific Growth Equities, LLC and RBC Capital Markets Corporation are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Number of
Underwriter	Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,250,000
Morgan Stanley & Co. Incorporated	2,250,000
Pacific Growth Equities, LLC	900,000
RBC Capital Markets Corporation	600,000

Total:	6,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The purchase agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.36 per share under the public offering price. After the initial offering of the shares of common stock, the public offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 900,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option. In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

	Per Share	Without Option	With Option

Public offering price	$10.250	$61,500,000	$70,725,000
Underwriting discount	$0.615	$3,690,000	$4,243,500
Proceeds, before expenses, to us	$9.635	$57,810,000	$66,481,500

The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “ALXA.”

We and all of our directors and executive officers and some of our stockholders have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement, directly or indirectly, offer for sale, sell, contract to sell, grant any option for the sale of (including without limitation any short sale), pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock, or publicly announce an intention to do any of the foregoing.

In addition, we have agreed not to, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated during the period ending 90 days after the date of this prospectus supplement, file a registration statement with the Securities and Exchange Commission relating to an offering of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock.

The restrictions applicable to our directors, executive officers and stockholders do not apply to:

•	a bona fide gift or gifts;

•	a distribution to general or limited partners, stockholders or members of these directors, executive officers or stockholders;

•	if the stockholder is a corporation, a transfer to an affiliate or affiliates of the corporation; or

•	a transfer by will or intestate succession to the immediate family of these directors, executive officers or stockholders or to a trust, the beneficiaries of which are exclusively these directors, executive officers or stockholders or members of the immediate family of these directors, executive officers or stockholders;

provided, that, in the case of each of the last four transactions, each donor, distributor or transferor provides prior written notice of the gift, distribution or transfer to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, each donee, transferee or distributee agrees to be subject to the restrictions described above, no filing under Section 16(a) of the Exchange Act is required or will be voluntarily made during the 90-day restricted period and the transaction does not involve a disposition for value.

The restrictions applicable to us do not apply to:

•	the issuance by us of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to herein; or

•	the issuance by us of shares of our common stock or the granting by us of options to purchase shares of our common stock pursuant to existing employee benefit plans and referred to herein;

provided that in the case of each of the last two transactions, each recipient agrees to be subject to the restrictions described above.

The 90-day restricted period described above will be extended if:

•	during the last 17 days of the 90-day restricted period, we issue earnings results or publicly announce other material news or a material event relating to us is publicly announced, or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated waive, in writing, such extension.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the purchase agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates have provided in the past to us and our affiliates and may provide from time to time in the future various financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the

Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the issuance of the shares of common stock being offered hereby will be passed upon by Cooley Godward Kronish LLP, Broomfield, Colorado. The underwriters are being represented by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. The registration statement that contains this prospectus supplement, including the exhibits to the registration statement, contains additional information about us and the common stock offered by this prospectus supplement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the SEC’s web site at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the completion of the offering (other than current reports furnished under Item 9 or Item 12 of Form 8-K):

1. Our Current Report on Form 8-K filed on January 9, 2007;

2. Our Annual Report on Form 10-K/A for the year ended December 31, 2006, as filed on April 10, 2007;

3. Our Current Report on Form 8-K filed on February 9, 2007;

4. Our Current Report on Form 8-K filed on January 18, 2007;

5. Our Current Report on Form 8-K filed on March 5, 2007;

6. Our Current Report on Form 8-K filed on March 16, 2007;

7. Our Current Report on Form 8-K filed on March 26, 2007; and

8. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 23, 2006, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Alexza Pharmaceuticals, Inc.
Attn: Investor Relations
1020 East Meadow Circle
Palo Alto, California 94303
Telephone: (650) 687-3900
E-mail: info@alexza.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus supplement, the prospectus or any free writing prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell nor a solicitation of an offer to buy any securities, nor are they an offer to sell or a solicitation of an offer to buy securities, where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus supplement or from any sale made under this prospectus supplement that our affairs are unchanged since the date of this prospectus supplement or that the information contained in this prospectus supplement is correct as of any time after the date of this prospectus supplement.

PROSPECTUS

ALEXZA PHARMACEUTICALS, INC.

$150,000,000
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
UNITS

From time to time, we may sell common stock, preferred stock, debt securities and/or warrants, either individually or in units, with a total value of up to $150,000,000. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock or common stock, preferred stock or debt securities upon the exercise of warrants. We will specify in any accompanying prospectus supplement the terms of any offering. The prospectus supplement may also update or change the information set forth in this prospectus. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NASDAQ Global Market or any securities exchange of the securities covered by the prospectus supplement. Our common stock is traded on the NASDAQ Global Market under the trading symbol “ALXA.” On March 29, 2007, the last reported sales price for our common stock was $13.35 per share.

You should read this prospectus and any prospectus supplement carefully before you invest.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We will sell the securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April 16, 2007

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and/or warrants, either individually or in units, in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, preferred stock, debt securities and/or warrants, we will provide a prospectus supplement that will contain more specific information about the securities offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.” THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

I

OVERVIEW

We are an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. We currently have one product candidate that has completed a Phase IIb clinical trial, one product candidate that has completed a Phase IIa clinical trial, and two product candidates that have completed Phase I clinical trials. Our technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous, or IV, administration but with greater ease, patient comfort and convenience.

We have identified approximately 200 drug compounds that have demonstrated initial vaporization feasibility for delivery with our technology. We believe that a number of these drug compounds, when delivered by the Staccato system, will have a desirable therapeutic profile for the treatment of acute and intermittent conditions. We are initially focusing on developing proprietary products by combining our Staccato system with small molecule drugs that have been in use for many years and are well characterized to create aerosolized forms of these drugs. We believe that we will be able to reduce the development time and risks associated with our product candidates, compared to the development of new chemical entities.

Our clinical-stage product candidates are:

•	AZ-001 (Staccato prochlorperazine). We are developing AZ-001 to treat patients suffering from acute migraine headaches. In December 2006, we completed enrollment of an at-home 400 patient, multi-center, double-blind, placebo-controlled Phase IIb clinical trial in patients suffering from moderate to severe acute migraine headaches. In March 2007, we announced initial results of the Phase IIb clinical trial.

•	AZ-004 (Staccato loxapine). We are developing AZ-004 for the treatment of acute agitation in patients with schizophrenia. In January 2007, we completed enrollment of an in-clinic 120 patient, multi-center, double-blind, placebo-controlled Phase IIa clinical trial in patients with schizophrenia suffering from agitation. In March 2007, we announced initial results of the Phase IIa clinical trial.

•	AZ-002 (Staccato alprazolam). We are developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. In April 2006, we initiated an in-clinic, 36 patient, multi-center, double-blind, placebo-controlled, proof of concept Phase IIa clinical trial in patients with panic disorder.

•	AZ-003 (Staccato fentanyl). We are developing AZ-003 for the treatment of patients with acute pain, including patients with breakthrough cancer pain and postoperative patients with acute pain episodes. In December 2006, we completed enrollment and announced initial results of a Phase I clinical trial of AZ-003 in opioid naïve healthy subjects.

In order for us to initiate a clinical development program, a drug compound must exhibit technical feasibility with our Staccato technology and also have the potential to serve an important unmet medical need in a large patient population. We believe that, with the current development status of our single dose device, the inherent advantages of our Staccato technology will enable us to move a compound from initial screening through filing of an Investigational New Drug application, or IND, in 12 to 18 months. We intend to file one IND in 2007, and one to two INDs per year thereafter, as our resources permit.

On December 1, 2006 we entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004, Staccato loxapine. Pursuant to the agreements, Symphony Capital LLC, a wholly owned subsidiary of Symphony Holdings LLC, and its investors have invested $50.0 million to form Symphony Allegro, Inc., or Symphony Allegro, to fund additional clinical and nonclinical development of Staccato alprazolam and Staccato loxapine. We have exclusively licensed to Symphony Allegro certain intellectual property rights related to Staccato alprazolam and Staccato loxapine. We have retained manufacturing rights to these two product candidates. We continue to be primarily responsible for the development of these two product candidates in accordance with a development plan and related development budgets. Pursuant to the agreements, we have received an exclusive purchase option that gives us the right, but not the obligation, to acquire all, but not less than all, of the equity of Symphony Allegro, and reacquire the intellectual property rights that we licensed to Symphony Allegro. This purchase option is exercisable at predetermined prices between December 1, 2007 and December 1, 2010, subject to an earlier exercise right in limited circumstances. The purchase option exercise price may be paid for in cash or in a combination of cash and our common stock, in our sole discretion, provided that the common stock portion may not exceed 40% of the purchase option exercise price or 10% of our common stock issued and outstanding as of the purchase option closing date. If we pay a portion of the purchase option exercise price in shares of our common stock, then we will be required to register such shares for resale under a resale registration statement pursuant to the terms of a registration rights agreement. If we do not exercise our purchase option by December 1, 2010, then Symphony Allegro will retain its exclusive license to develop and commercialize Staccato alprazolam and Staccato loxapine for all indications, and we will manufacture and sell Staccato alprazolam and Staccato loxapine to Symphony Allegro or its sublicensee for those purposes. Pursuant to a warrant purchase agreement, we issued to Symphony Allegro Holdings, LLC a warrant with a five-year term to purchase 2,000,000 shares of our common stock at $9.91 per

In August 2006, we executed a lease for a new facility in Mountain View, California. We intend to build a current good manufacturing practice, or cGMP, pilot manufacturing facility in this new location and eventually move a majority of our operations there. We intend the pilot manufacturing facility to be capable of manufacturing materials for toxicology studies and clinical trial materials for future clinical trials.

We have generated $6.9 million in revenue from inception through December 31, 2006, substantially all of which was earned through United States Small Business Innovation Research grants. We do not expect any grant revenue in future periods. We have funded our operations primarily through the sale of equity securities, capital lease and equipment financings and government grants. From our inception to 2004, we focused on the research and development of our technology, the selection and preclinical testing of product candidates and the manufacture of clinical trial supplies. In 2004, we expanded our activities to include the clinical development of our product candidates. The continued development of our product candidates will require significant additional expenditures, including for preclinical and additional nonclinical studies, clinical trials, research and development, manufacturing development and seeking regulatory approvals. We rely on third parties to conduct a portion of our preclinical studies and all of our clinical trials, and we expect these expenditures to increase in future years as we continue development of our product candidates.

We have incurred significant losses since our inception. We recognized net losses of $41.8 million, $32.4 million and $16.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, we had a deficit accumulated during development stage of $119.0 million. We expect our net losses to increase as we continue our existing and planned preclinical studies and clinical trials, expand our research and development efforts, expand our manufacturing development efforts, and add the necessary infrastructure to support our operations as a public company.

General Information

Alexza was incorporated in Delaware in December 2000. The address of our principal executive office is 1020 East Meadow Circle, Palo Alto, California 94303, and our telephone number is (650) 687-3900. Our website address is www.alexza.com. Alexza does not incorporate the information on its website into this registration statement and prospectus, and you should not consider it part of this registration statement and prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should consider carefully the factors discussed in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K/A and quarterly reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety before purchasing any of our securities. Each of these factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

FORWARD-LOOKING INFORMATION

This prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to the “safe harbor” created by those sections. Examples of these statements include, but are not limited to, statements regarding the following: the implications of interim or final results of our clinical trials; the progress and timing of our research programs, including clinical testing; our anticipated timing for filing additional IND Applications with the United States Food and Drug Administration or the initiation or completion of Phase I, Phase II or Phase III clinical testing for any of our product candidates; the extent to which our issued and pending patents may protect our products and technology; our ability to identify new product candidates using Staccato technology; the potential of such product candidates to lead to the development of safer or more effective therapies; our ability to enter into collaborations; our future operating expenses; our future losses; our future expenditures for research and development; the sufficiency of our cash resources; and our use of proceeds from our initial public offering which was completed in March 2006.

These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K/A and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus except as required by law. Before deciding to purchase our securities, you should carefully consider the risk factors discussed here or incorporated by reference, in addition to the other information set forth in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, with a total value of up to $150,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them; and

•	the net proceeds to us.

Common Stock.  We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by our board of directors.

Preferred Stock.  We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

Debt Securities.  We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other secured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures may be filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

Warrants.  We may issue warrants for the purchase of common stock, preferred stock, and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.

Units.  We may issue units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the prospectus supplements related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the Securities and Exchange Commission, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue under a separate agreement. We will enter into the unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2006. “Earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. “Fixed charges” consist of interest expense and the portion of operating lease expense that represents interest. The following table sets forth the computation of our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A

(1)	For the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002, our earnings were insufficient to cover fixed charges by $41.8 million, $32.4 million, $16.6 million, $14.3 million and $8.2 million, respectively.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered hereby for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, we will invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation is a summary and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value. As of March 16, 2007, there were 23,888,235 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be issued under this prospectus will be, fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposed fundamental change in the rights of the preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock, whether pursuant to this offering or otherwise, could adversely affect the voting power, conversion or other rights of holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Law.  We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Certificate of Incorporation and Bylaw Provisions.  Our amended and restated certificate of incorporation include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management. First, our board can issue up to 5,000,000 shares of preferred stock, with any rights or preferences, including the right to approve or not approve an acquisition or other change in control. Second, our bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. Third, our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management. Fourth, our amended and restated certificate of incorporation provides that, subject to the rights of the holders of any outstanding series of our preferred stock, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. In addition, our amended and restated certificate of incorporation provides that our board of directors may fix the number of directors by resolution. Fifth, our amended and restated certificate of incorporation does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our stock to elect any directors to our board.

Transfer Agent and Registrar

Mellon Investor Services, L.L.C. has been appointed as the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We may file the forms of these documents as exhibits to the registration statement which includes this prospectus or incorporate them by reference in a current report on Form 8-K. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Any successor to or acquiror of the indentures must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of March 29, 2007, there were outstanding warrants to purchase 2,015,720 shares of our common stock, of which 2,000,000 of such warrants have an exercise price of $9.91 per share, 4,116 have an exercise price of $7.29 per share and 11,604 have an exercise price of $7.74 per share. Any of the outstanding warrants may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon the exercise of the warrant, less the per share price, in lieu of payment of the exercise price per share.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the Securities and Exchange Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell securities through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Rule 103 of

Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Cooley Godward Kronish LLP, Broomfield, Colorado. As of the date of this prospectus, GC&H Investments LLC, an entity affiliated with Cooley Godward Kronish LLP, beneficially owns an aggregate of 7,069 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the completion of the offering (other than current reports furnished under Item 9 or Item 12 of Form 8-K):

1. Our Current Report on Form 8-K filed on January 9, 2007;

2. Our Annual Report on Form 10-K/A for the year ended December 31, 2006, filed on April 10, 2007;

3. Our Current Report on Form 8-K filed on February 9, 2007;

4. Our Current Report on Form 8-K filed on January 18, 2007;

5. Our Current Report on Form 8-K filed on March 5, 2007;

6. Our Current Report on Form 8-K filed on March 16, 2007;

7. Our Current Report on Form 8-K filed on March 26, 2007; and

8. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 23, 2006, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Alexza Pharmaceuticals, Inc.
Attn: Investor Relations
1020 East Meadow Circle
Palo Alto, California 94303
Telephone: (650) 687-3900
E-mail: info@alexza.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus, the prospectus supplement or any free writing prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus or from any sale made under this prospectus that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.	Morgan Stanley

Pacific Growth Equities, LLC	RBC Capital Markets

April 26, 2007